Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NPC GROUP, INC.,

FTPS-BG ACQUISITION CORP.,

FIFTH THIRD PROCESSING SOLUTIONS, LLC

and

NATIONAL PROCESSING HOLDINGS, LLC, solely in

its capacity as the Representative

September 15, 2010

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12.21	Lender Party Arrangements	69

[Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]

INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Escrow Agreement
Exhibit D	Example Calculation of Net Working Capital
Exhibit E	Form of Non-Compete Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 15, 2010, is made by and among NPC Group, Inc., a Delaware corporation (the “Company”), Fifth Third Processing Solutions, LLC, a Delaware limited liability company (the “Purchaser”), FTPS-BG Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Purchaser (the “Merger Sub”), and National Processing Holdings, LLC (“NPC LLC”), a Delaware limited liability company solely in its capacity as the representative for the Company’s stockholders (the “Representative”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, prior to the Closing, NPC LLC will contribute all of the issued and outstanding capital stock of National Processing Management Company (“NPC MC”), a Delaware corporation, to the Company in exchange for the Company Note (the “Contribution”);

WHEREAS, the Purchaser desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have approved this Agreement, the Merger (as defined below) and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties anticipate that an approval authorizing and adopting this Agreement and the Merger pursuant to, and in accordance with, (a) the applicable provisions of Delaware General Corporation Law (the “Delaware Law”), (b) the Company’s certificate of incorporation and bylaws and (c) the Amended and Restated Stockholders Agreement by and among the Company, NPC LLC, and the executive employees and securityholders party thereto, dated as of January 1, 2005, as amended (collectively, the “Stockholder Approval”) will be delivered promptly following the execution of this Agreement; and

WHEREAS, the Company has concurrently herewith entered into non-competition agreements with each of Tom Wimsett, Joseph Natoli and James Oberman in the form attached hereto as Exhibit E (the “Non-Compete Agreements”), which such Non-Compete Agreements are dated the date hereof but shall be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01         The Merger.

(a)           Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the

Delaware Law, whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)           At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the Delaware Law in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Purchaser and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c)           The Merger shall have the effects set forth in Section 259 of the Delaware Law.  Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the Delaware Law.

1.02         Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)           Except as otherwise provided in Section 1.02(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive in cash $0.00001, payable to the holder thereof in accordance with Section 1.03.  The aggregate consideration to which holders of Company Common Stock become entitled pursuant to this Section 1.02(a) is referred to herein as the “Common Stock Merger Consideration.”

(b)           Except as otherwise provided in Section 1.02(c), the shares of Preferred Stock held by each Preferred Stockholder immediately prior to the Effective Time shall be converted into the right to receive in cash such Preferred Stockholder’s Preferred Percentage of the Closing Residual Cash Consideration and such Preferred Stockholder’s Preferred Percentage of any Additional Merger Consideration.  The aggregate consideration to which holders of Preferred Stock become entitled pursuant to this Section 1.02(b) is referred to herein as the “Preferred Stock Merger Consideration.”

(c)           Each share of Company Common Stock and each share of Preferred Stock held immediately prior to the Effective Time by the Company as treasury stock or by the Merger Sub or Purchaser shall be canceled and no payment shall be made with respect thereto.  Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is a Dissenting Share shall not be converted into the right to receive the applicable portion of the Merger Consideration, but instead shall be entitled to payment of the fair value of such share in accordance with the Delaware Law (and at the Effective Time, such Dissenting Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of the Delaware Law), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the Delaware Law.  If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable portion of the Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.02(b), without any interest thereon.  The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law; provided that the Company shall not be required to settle or offer to settle any such proceedings prior to the Closing Date.  The Company shall not, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration delivered to the Representative pursuant to Section 2.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to the Purchaser upon demand.

(d)           Each share of the Merger Sub’s common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(e)           Holders of certificates representing the shares of Company Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company but shall continue to have the other rights specified herein, and the stock transfer books of the Company shall be closed with respect to all shares of Company Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any of such shares of Company Stock is presented to the Surviving Corporation or Purchaser, such certificate shall be canceled and, if applicable, shall be exchanged as provided in Section 1.03.

1.03         Exchange of Certificates; Lost Certificates.

(a)           The Representative shall act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represented shares of Company Stock (other than any Dissenting Shares) entitled to payment pursuant to Section 1.02.  On the Closing Date, the Representative shall pay each holder of certificates representing Company Stock (other than with respect to Dissenting Shares) who has surrendered his or its certificates representing the number of shares of each class of Company Stock held by such holder, together with a duly executed and completed Letter of Transmittal, substantially in the form of Exhibit B attached hereto (a “Letter of Transmittal”), the aggregate amount of cash to which he or it is entitled under Section 1.02, rounded up to the nearest $0.01.  Surrendered certificates shall forthwith be canceled.  Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 1.02.

Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of, and agreeing to indemnify the Company with respect to, that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Representative (or if more than twelve (12) months after the Effective Time, the Purchaser) shall issue, in exchange for such lost, stolen or destroyed certificate, the applicable portion of the Merger Consideration to be paid in respect of the shares of Company Stock represented by such certificate as contemplated by this Section 1.03, without any interest thereon.  All cash paid at the Closing in respect of the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights to receive cash consideration at the Closing pertaining to such shares.

(b)           Within 14 days after the date of this Agreement, the Company shall mail to each holder of record of shares of Company Stock: (i) the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of the certificates representing shares of Company Stock in exchange for the payment of the applicable portion of the Merger Consideration for each share of Company Stock represented thereby.

(c)           Promptly following the date that is twelve (12) months after the Effective Time, (i) the Representative shall deliver to the Purchaser any documents specified in Section 1.03 remaining in its possession, and, except as otherwise set forth in this Agreement, the Representative’s duties under this Section 1.03 shall terminate and (ii) any portion of the Merger Consideration specified in Section 1.02 that remains undistributed by the Representative (in its capacity as such) to the Stockholders shall be delivered to the Purchaser.  Thereafter, each holder of a certificate representing shares of Company Stock shall look only to the Purchaser for payment of the applicable portion of the Merger Consideration, and may surrender such certificate, if applicable, to the Surviving Corporation or the Purchaser and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the applicable portion of the Merger Consideration to be paid in respect thereof as contemplated by this Section 1.03, without any interest thereon.  If, after the Effective Time, certificates representing shares of Company Stock are presented to the Purchaser for any reason, they shall be canceled and exchanged as provided in this Section 1.03(c).  Except as required by Law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate.

1.04         Options.  All Options shall be terminated as of the Effective Time for no consideration.

1.05         Certificate of Incorporation.  The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in it entirety to be Exhibit A to the Certificate of Merger attached hereto as Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

1.06         Bylaws.  The Bylaws of the Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and the provisions of the certificate of incorporation of the Surviving Corporation and in accordance with applicable law.

1.07         Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

1.08         Closing Calculations.  Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a good faith calculation of its estimate of (i) Cash (the “Estimated Cash”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Net Working Capital (the “Estimated Net Working Capital”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”).

1.09         Final Closing Balance Sheet Calculation.  As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser will deliver to the Representative consolidated balance sheets of the Company and its Subsidiaries as of the Closing and the NWC Reference Time (collectively, the “Closing Balance Sheet”) and a statement showing (i) a detailed listing of all Transaction Expenses, and (ii) the calculation of Cash, Indebtedness, and Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”).  The Closing Balance Sheet shall be prepared and Cash, Indebtedness and Net Working Capital shall be determined (including for purposes of Section 1.08) on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Balance Sheet and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby (other than Transaction Expenses).  The parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital and Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.09 is to measure the amount of Cash, Indebtedness and Transaction Expenses and changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Cash, Indebtedness, Net Working Capital or Transaction Expenses.  After delivery of the Preliminary Statement, the Representative and its accountants and other representatives shall be permitted full access to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement.  The Representative and its accountants and other representatives may make inquires of the Purchaser, the Company, its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.  If the Representative has any objections to the Preliminary Statement, the Representative shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”).  If an Objections Statement is not delivered to the Purchaser within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.  The Representative and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative and the Purchaser shall submit such dispute to Duff & Phelps or another independent valuation firm mutually agreed upon by the Purchaser and the Representative (the “Dispute Resolution Arbiter”).  Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute.  The Dispute Resolution Arbiter shall consider only those items and amounts which are identified in the Objections Statement as being items which the Representative and the Purchaser are unable to resolve.  The Dispute Resolution Arbiter’s determination will be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the provisions of this Section 1.09, and the Dispute Resolution Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Representative and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable.  Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Purchaser and the Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non-appealable by the parties hereto.  The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Purchaser, on the one hand, and the Representative (on behalf of the Preferred Stockholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (with each Preferred Stockholder responsible for its portion of such costs and expenses (determined on a pro rata basis according to each Person’s Preferred Percentage)).  For example, if the Representative claims Net Working Capital is $1,000 greater than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Preferred Stockholders) $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Representative (for the benefit of the Preferred Stockholders).

1.10         Post-Closing Adjustment Payment.  If the Final Residual Cash Consideration is greater than the Closing Residual Cash Consideration, (a) the Purchaser shall promptly (but in any event within five (5) Business Days) pay to the Representative (for the benefit of the Preferred Stockholders) the amount of such difference by wire transfer of immediately available funds to an account or accounts designated in writing by the Representative to the Purchaser and (b) the Purchaser and the Representative shall promptly (but in any event within two (2) Business Days) send a joint written instruction to the Escrow Agent instructing the Escrow Agent to deliver to the Representative (for the benefit of the Preferred Stockholders), by wire transfer of immediately available funds to an account or accounts designated in writing by the Representative all funds in the Purchase Price Adjustment Escrow Account.  If the Final Residual Cash Consideration is less than the Closing Residual Cash Consideration, the Representative (on behalf of the Preferred Stockholders) and the Purchaser shall promptly (but in any event within two (2) Business Days) send a joint written instruction to the Escrow Agent instructing the Escrow Agent to (i) pay to the Purchaser solely from and only to the extent of the Purchase Price Adjustment Escrow Amount each Preferred Stockholder’s portion of the absolute value of such difference by wire transfer of immediately available funds to one or more accounts designated by the Purchaser to the Representative; provided that if the Purchase Price Adjustment Escrow Amount is insufficient to pay such difference in full, the shortfall shall be paid from the Indemnity Escrow Account, to the extent funds are available therein, and (ii) to deliver to the Representative (for the benefit of the Preferred Stockholders), by wire transfer of immediately available funds to an account or accounts designated in writing by the Representative all funds, if any, remaining in the Purchase Price Adjustment Escrow Account following the payment set forth in the immediately preceding clause (i).  The Common Stockholders, the Preferred Stockholders and the Representative shall not have any liability for any amounts due to the Purchaser pursuant to Section 1.09 or this Section 1.10 except to the extent of the funds available in the Purchase Price Adjustment Escrow Account and the Indemnity Escrow Account.  Notwithstanding anything to the contrary herein, holders of Dissenting Shares shall not participate in the provisions of Section 1.09 or this Section 1.10.

ARTICLE II

THE CLOSING

2.01         The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle Street, Chicago, Illinois at 10:00 a.m. on the first Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III hereof (other than those to be satisfied at the Closing itself) or on such other date as is mutually agreeable to the Purchaser and the Representative; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article III hereof, the Purchaser shall not be required to effect the Closing until the earlier of (x) a date during the Marketing Period specified by the Purchaser on no less than three Business Days’ notice to the Company and (y) the third Business Day after the Marketing Period.  For purposes of this Agreement, the “Marketing Period” shall mean the first period of twenty-five (25) consecutive Business Days (it being understood that weekends and any holiday (including the Wednesday immediately before and the Friday immediately following Thanksgiving) that occur after the commencement of the Marketing Period shall be disregarded for purposes of calculating such consecutive Business Days constituting the Marketing Period) commencing immediately following the Purchaser’s receipt of the Required Information that the Company is required to provide to the Purchaser pursuant to Section 6.08; provided that if the Closing Date has not occurred by November 15, 2010, then the Marketing Period will not restart or pause as a result of any requirement to deliver unaudited financial statements for the Company for the fiscal quarter ended September 30, 2010 pursuant to clause (b) in the definition of Required Information.  If the Company shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to the Purchaser written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Information shall be deemed to have been delivered on the date of the applicable notice, in each case unless the Purchaser in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within five (5) Business Days after its receipt of such notice from the Company, the Purchaser delivers a written notice to the Company to that effect (stating with specificity the Required Information that has not been delivered).  The date and time of the Closing are referred to herein as the “Closing Date.”

2.02         The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a)           the Company shall cause the Contribution to occur prior to the Closing (if it has not occurred prior to the Closing Date);

(b)           the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(c)           the Purchaser shall deposit an amount equal to (i) the Common Stock Merger Consideration plus (ii) the Closing Residual Cash Consideration, by wire transfer of immediately available funds into the account established by the Representative for purposes of the Representative paying the Stockholders in accordance with Section 1.03;

(d)           in accordance with Section 1.03, the Representative shall deliver to each holder of Company Common Stock such holder’s portion of the Common Stock Merger Consideration (as determined in accordance with Section 1.02), by check, cash or wire transfer of immediately available funds to the account(s) designated by such holder in such holder’s Transmittal Letter;

(e)           in accordance with Section 1.03, the Representative shall deliver to each holder of Preferred Stock such holder’s portion of the Closing Residual Cash Consideration (as determined in accordance with Section 1.02), by check, cash or wire transfer of immediately available funds to the account(s) designated by such holder in such holder’s Transmittal Letter;

(f)            the Purchaser shall deposit $5,000,000 (the “Purchase Price Adjustment Escrow Amount”) into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms and conditions of an escrow agreement by and among the Purchaser, the Representative and Wells Fargo, N.A., as escrow agent (the “Escrow Agent”), substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”);

(g)           the Purchaser shall deposit $30,000,000 (the “Indemnity Escrow Amount” and together with the Purchase Price Adjustment Escrow Amount, the “Escrow Amount”) into an escrow account (the “Indemnity Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement;

(h)           the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness in respect of the Company Note, by wire transfer of immediately available funds to the account(s) designated by NPC LLC and, upon receipt of such repayment, NPC LLC shall deliver to the Company the Company Note marked “paid in full”;

(i)            the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all

Indebtedness set forth on Schedule 2.02(i), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(j)            the Purchaser, the Company and the Representative (on behalf of the Stockholders) shall make such other deliveries as are required by Article III hereof;

(k)           simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, on behalf of the Stockholders and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Representative; and

(l)            the Purchaser shall fund an amount equal to the OLTL Reserve Amount to the Company.

2.03         Satisfaction of Payment Obligations.  Upon Purchaser’s payment (or causing payment to be made) of (i) the Common Stock Merger Consideration and the Closing Residual Cash Consideration to the Representative, (ii) the Purchase Price Adjustment Escrow Amount to the Escrow Agent pursuant to Section 2.02(f), (iii) the Indemnity Escrow Amount to the Escrow Agent pursuant to Section 2.02(g), (iv) the outstanding balance of all Indebtedness in respect of the Company Note to NPC LLC pursuant to Section 2.02(h), (v) all amounts necessary to discharge fully the outstanding balance of all Indebtedness set forth on Schedule 2.02(i) to the holders of such Indebtedness pursuant to Section 2.02(i) in accordance with the payoff letters, and (vi) the Transaction Expenses as directed by the Representative pursuant to Section 2.02(k), all of Purchaser’s payment obligations at the Closing pursuant to this Article II shall be deemed to be satisfied in full, notwithstanding any failure on the part of the Representative or any Person to pay any corresponding portion of such amounts to any former holder of Company Stock or Options.

ARTICLE III

CONDITIONS TO CLOSING

3.01         Conditions to the Purchaser’s and the Merger Sub’s Obligations.  The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser and Merger Sub in writing) of the following conditions as of the Closing Date:

(a)           (i) The representations and warranties set forth in Article IV (other than those representations and warranties that address matters as of particular dates and in Sections 4.01, 4.02(a), 4.03(a) and 4.04) shall be true and correct on the date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties except in the last sentence of Section 4.05 and the first sentence of Section 4.06) and (ii) the representations and warranties set forth in Article IV that address matters as of particular dates (other than those in Sections 4.01, 4.02(a), 4.03(a) and 4.04) shall be true and correct as of such dates (without regard to materiality, Material Adverse Effect, or similar phrases in the representation and warranties except in the last sentence of Section 4.05 and the first sentence of Section 4.06), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect.  The representations and warranties set forth in Sections 4.01, 4.02(a), 4.03(a) and 4.04 (other than those that address matters as of particular dates) shall be true and correct in all material respects on the date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and the representations and warranties set forth in Sections 4.01, 4.02(a), 4.03(a) and 4.04 that address matters as of particular dates shall be true and correct in all material respects as of such dates;

(b)           The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, and since the date of this Agreement, a Material Adverse Effect shall not have occurred;

(c)           The Stockholder Approval shall have been obtained;

(d)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, nor shall the Company’s participation in any of the Card Association networks be prohibited or materially and adversely restricted;

(e)           The Purchaser shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries (solely with respect to their directorships), effective as of the Effective Time; and

(f)            The Company shall have delivered to the Purchaser each of the following:

(i)            a certificate of the Company, dated as of the Closing Date, stating that the preconditions specified in Sections 3.01(a) and 3.01(b), as they relate to the Company, have been satisfied;

(ii)           certified copies of resolutions of the requisite Common Stockholders of the Company for the Stockholder Approval approving the consummation of the transactions contemplated by this Agreement;

(iii)          certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(iv)          a certificate of non-U.S. real property holding company status that satisfies the requirement of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2, in a form acceptable to Purchaser, dated as of the Closing Date and executed by the Company, together with a notice to the Internal Revenue Service, executed by the Company, as required by Treasury Regulation Section 1.897-2(h).

If the Closing occurs, all Closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser and Merger Sub; provided that such waiver shall have no effect on the Purchaser’s and Merger Sub’s rights to indemnification under Article VIII.

3.02         Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           The representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality or similar phrases in the representations and warranties);

(b)           The Purchaser and the Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, nor shall the Company’s participation in any of the Card Association networks be prohibited or materially and adversely restricted;

(d)           The Purchaser shall have delivered to the Representative (on behalf of the Stockholders and the Company, as applicable) each of the following:

(i)            a certificate of the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;

(ii)           certified copies of resolutions of the requisite holders of the voting stock of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii)          certified copies of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) and the Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement.

If the Closing occurs, all Closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company; provided that such waiver shall have no effect on the Stockholders’ rights to indemnification under Article VIII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article IV are correct and complete, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).  The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Article IV, and the disclosure in any section or subsection of the Disclosure Schedules shall be deemed to qualify other sections and subsections of this Article IV and any other section or subsection of the Disclosure Schedules to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

4.01         Organization and Corporate Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits, individually or in the aggregate, does not have a Material Adverse Effect.  The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, does not have a Material Adverse Effect.

(b)           The Company has made available to Purchaser true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement, and the bylaws of the Company, as amended to the date of this Agreement, and the comparable charter and organizational documents of each of the Company’s Subsidiaries, in each case as amended through the date of this Agreement.  The Company’s charter and bylaws, and each of its Subsidiaries’ organizational documents, are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

4.02         Subsidiaries.

(a)           The attached Subsidiary Schedule lists each Subsidiary of the Company and its jurisdiction of organization.  All the outstanding shares of capital stock of, or other equity interests of, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and owned by the Company or by another Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens; except that, with respect to NPC MC, (i) as of the date of this Agreement, all the outstanding shares of capital stock of, or other equity interests of, NPC MC are owned by NPC LLC, free and clear of all Liens, and (ii) as of the Closing Date, all the outstanding shares of capital stock of, or other equity interests of, NPC MC will be owned by the Company, free and clear of all Liens.  Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds, directly or indirectly, the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

(b)           Each of the Subsidiaries of the Company identified on the Subsidiary Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified, individually or in the aggregate, does not have a Material Adverse Effect.

4.03         Authorization; No Breach; Valid and Binding Agreement.

(a)           The Company and each of its Subsidiaries has all requisite power, authority and legal capacity to execute and deliver this Agreement and each of the applicable Company Documents), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or limited liability company action, and no other proceedings on its or their part are necessary to authorize the execution, delivery or performance of this Agreement or the other Company Documents.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by Company and each of its Subsidiaries which is a party thereto and (assuming that the Stockholder Approval is obtained and the due authorization, execution and delivery of the other parties hereto and thereto), this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a valid and binding obligation of the Company or the applicable Subsidiary of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)           Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of the Company or any of its Subsidiaries under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity under, the provisions of the Company’s or any of its Subsidiaries’ certificates or articles of incorporation or bylaws (or equivalent organizational documents) or any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject.

4.04         Capital Stock.  The authorized number of shares of capital stock of the Company is 95,200,000, consisting of 95,000,000 shares of Company Common Stock and 200,000 shares of Preferred Stock.  As of the date hereof, (i) 89,618,181.724 shares of Company Common Stock are issued and outstanding and are owned of record by the holders and in the amounts set forth on the attached Stockholders Schedule, (ii) 131,598.645 shares of Preferred Stock are issued and outstanding and are owned of record by the holders and in the amounts set forth on the attached Stockholders Schedule, and (iii) 272,728 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options to acquire shares of Company Common Stock.  All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on the attached Capital Stock Schedule and other than outstanding options to acquire shares of Company Common Stock, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants, subscriptions, convertible or exchangeable securities, or other rights or arrangements existing or outstanding which provide for the sale or issuance of (or the right to purchase or otherwise receive) any of the foregoing by the Company.  Except as set forth on the Capital Stock Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or any of its Subsidiaries to repurchase or otherwise acquire any shares of capital stock or other equity securities that would survive the Closing.

4.05         Financial Statements. The Financial Statements Schedule attached hereto consists of: (a) the Company’s unaudited consolidated balance sheet as of June 30, 2010 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the six-month period then ended and (b) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended as of December 31, 2008 and December 31, 2009 (collectively, the “Financial Statements”).  Except as set forth on the attached Financial Statements Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal and recurring year-end adjustments that are immaterial.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than liabilities and obligations (x) included or disclosed on the Latest Balance Sheet or the Financial Statements, (y) incurred in the ordinary course of business since the date of the Latest Balance Sheet and, which individually or in the aggregate, are not material or (z) incurred directly in connection with this Agreement and the transactions contemplated hereby.

4.06         Absence of Certain Developments.  From the date of the Latest Balance Sheet, there has not been any Material Adverse Effect.  Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a)           issued, assumed or guaranteed any Indebtedness or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) incurred to meet ordinary course working capital requirements and liabilities under this Agreement and the Company Note);

(b)           mortgaged, pledged or subjected to any material Lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;

(c)           sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(d)           sold, assigned or transferred any Company Intellectual Property, or granted any license of any rights with respect to any Company Intellectual Property, in each case except in the ordinary course of business;

(e)           except for issuances of Company Stock upon exercise of outstanding options to acquire shares of Company Common Stock or as otherwise contemplated hereby, issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(f)            made any material capital investment in, or any material loan to, any other Person (other than a Subsidiary of the Company), except in the ordinary course of business;

(g)           declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (other than dividends in cash) or except for repurchases of Company Stock from former employees pursuant to agreements in effect on the date hereof, redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Subsidiaries of the Company to their respective parents in the ordinary course of business;

(h)           made any material capital expenditures or commitments therefor, except (i) in the ordinary course of business and (ii) for such capital expenditures or commitments therefor that are reflected in the Company’s current budget;

(i)            made any loan to, or entered into any other transaction with, any of its directors or officers, other than advances of expenses in the ordinary course of business;

(j)            entered into any employment contract with payments exceeding $250,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement;

(k)           except to the extent accrued on the Latest Balance Sheet, awarded or paid any bonuses to any current or former employee or entered into any employment, deferred compensation, severance or similar agreement (nor materially and adversely (from the Company’s perspective) amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any director, officer, senior executive, agent or representative or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, senior executives, agents or representatives;

(l)            made any change in accounting principles, methods or policies;

(m)          (1) made, changed or revoked any Tax election, settled or compromised any Tax claim or liability or entered into a settlement or compromise, or changed (or made a request to any taxing authority to change) any material aspect of its methods of accounting for Tax purposes or (2) prepared or filed any income or other material Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice;

(n)           canceled or compromised any debt or claim or materially and adversely (from the Company’s perspective) amended, modified, canceled, terminated, relinquished, waived or released any contract or right, in an aggregate amount greater than $100,000 and outside of the ordinary course of business;

(o)           instituted or settled any material Legal Proceeding; or

(p)           agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.06.

4.07         Title to Properties.  Except as set forth on the Liens Schedule, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b)           The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries.  Except as set forth on the Leased Real Property Schedule, to the Company’s knowledge, the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws.  The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser.  To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.

(c)           Neither the Company nor any of its Subsidiaries owns a freehold estate in any real property.

4.08         Tax Matters. Except as set forth on the attached Taxes Schedule:

(a)           The Company and its Subsidiaries have filed all U.S. federal income Tax Returns and all other material foreign, federal, state and local income, excise, property and other Tax Returns which are required to be filed by them (taking into account any extensions of time to file).  Except as set forth on the Taxes Schedule, all Taxes payable by or owing on behalf of the Company or any of its Subsidiaries on all such Tax Returns have been fully and timely paid.  To the Company’s knowledge, all such Tax Returns are true and correct in all material respects.  The provision for Taxes on the Latest Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof, and all material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(b)           Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and its Subsidiaries relating to the taxable periods since 2004 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any Subsidiary of the Company.

(c)           No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(d)           There are no Tax audits or investigations by any Governmental Entity in progress, nor has the Representative, the Company or any of its Subsidiaries received any written notice from any Governmental Entity that it intends to conduct such an audit or investigation.  To the Company’s knowledge, no issue has been raised by a Governmental Entity in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e)           Neither the Company nor any Subsidiary of the Company is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after Closing.

(f)            There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)           There is no taxable income of the Company or any of the Company Subsidiaries that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company or any of the Subsidiaries, for a taxable period beginning after the Closing due to any cancellation of indebtedness income (except to the extent not in excess of original issue discount deductions arising in the transaction that caused such cancellation of indebtedness income), prepaid income, installment sale or similar transaction entered into prior to the Closing Date.

(h)           Neither the Company nor any Subsidiary of the Company nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary of the Company, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)            Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)            Neither the Company nor any Subsidiary of the Company has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(k)           Neither the Company nor any Subsidiary of the Company has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(l)            All interest rate swaps entered into by the Company or any of its Subsidiaries qualify as hedging transactions under §1.1221-2(b) of the Treasury Regulations.  The Company has properly and timely identified all hedging transactions (including any interest rate swaps) and followed all identification and recordkeeping requirements for any hedging transactions pursuant to the rules under §1.1221-2(f) of the Treasury Regulations.  The Company meets the requirements for treating any gain or loss recognized from the interest rate swap disclosed on the Tax Schedule as ordinary income or loss under Sections 1.1221-2(g)(2)(ii) and 1.1221-2(g)(2)(iii) of the Treasury Regulations.

(m)          The Company has a valid and duly executed election in place under §338(h)(10) of the Code with regard to its acquisition of Best Payments Solutions, Inc.

(n)           The Company’s and its Subsidiaries’ net operating losses for federal income tax purposes as of December 31, 2009, in total are not materially less than $78.3 million; provided that (i) this representation shall not be considered breached with respect to any shortfall in federal net operating losses as of December 31, 2009 (a “shortfall”) prior to the date that the Company and its Subsidiaries would have been entitled to use such shortfall to offset their federal taxable income in a taxable period ending after the Closing Date (taking into account the Company’s and its Subsidiaries’ actual taxable income or loss, and taking into account any limitations on the use of the Company’s and its Subsidiaries’ net operating losses arising (A) as a result of the transactions contemplated herein or (B) as a result of any change in control transactions involving the Company and its Subsidiaries or any other actions of the Company and its Subsidiaries occurring after the Closing) and (ii) the amount of any Loss for purposes of Section 8.02 attributable to any breach of this representation with respect to a tax period described in the foregoing clause (i) shall be based on the federal income tax benefit the Company and its Subsidiaries would have been eligible to receive from using such shortfall in the five year period following Closing (taking into account the limits on net operating loss usage set forth in clause (i) and provided that there shall be no double counting of federal income tax benefits so that any federal income tax benefit taken into account under this clause (ii) in connection with a breach with respect to a tax period shall not be taken into account in connection with a breach for another tax period).

(o)           Neither the Company nor any of its Subsidiaries owe any material penalties under Section 6662 of the Code or any comparable or similar provision of state, local or foreign Tax Law with respect to any Tax Return filed on or before Closing.

4.09         Contracts and Commitments.

(a)           Except as set forth on the attached Contracts Schedule and except for agreements entered into by the Company or any of its Subsidiaries after the date hereof in accordance with Section 6.01, neither the Company nor any Subsidiary of the Company is party to any: (i) collective bargaining agreement or contract with any labor union; (ii) written bonus, pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis providing for base salary compensation in excess of $250,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company and its Subsidiaries; (vi) outstanding guaranty by the Company or any Subsidiary of the Company for any obligation for borrowed money or other material guaranty, surety or indemnification (other than indemnification pursuant to contracts entered into in the ordinary course of business), whether direct or indirect; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $500,000; (ix) contract or group of related contracts with the same party for the purchase of products or services which provided for annual payments (based on the trailing twelve month period ended July 31, 2010) by the Company or its Subsidiaries in excess of $500,000; (x) agreements relating to any completed material business acquisition by the Company or any Subsidiary of the Company within the last two (2) years; (xi) contract or group of related contracts with a client or customer that provided annual net revenues (based on the trailing twelve month period ended July 31, 2010) to the Company and its Subsidiaries in excess of $1,000,000; (xii) material license or royalty agreement relating to the use of any third party Intellectual Property (excluding all licenses for commercial off-the-shelf software); (xiii) contract which materially prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including contracts containing covenants not to compete in any line of business or with any Person in any geographical area); (xiv) any agreement relating to the provision of merchant processing or settlement services that involved consideration (based on the trailing twelve month period ended July 31, 2010) to or from the Company and its Subsidiaries in excess of $1,000,000; (xv) any agreement with any Card Association; (xvi) any voting or registration rights agreements with respect to the capital stock of the Company and/or its Subsidiaries; (xvii) contract for the sale of any assets in excess of $100,000; (xviii) contracts to make advances or loans to any other Person (other than advances of expenses in the ordinary course of business); (xix) contracts providing for employee severance, retention, change in control or other similar payments in excess of $10,000; or (xx) material contracts with independent contractors or consultants (or similar arrangements) involving annual payments in excess of $50,000 that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice.

(b)           Except as set forth on the Contracts Schedule, the Purchaser either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Contracts Schedule.

(c)           Each contract listed on the Contracts Schedule (i) is in full force and effect, and (ii) is a legal, valid and binding agreement of the Company or its Subsidiaries, as applicable, enforceable against the Company or such Subsidiary, as applicable, and, to the Company’s knowledge, enforceable against the other parties thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.  Neither the Company nor any Subsidiary of the Company is in default in any material respect under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach or default in any material respect by the Company or any Subsidiary of the Company) any contract listed on the Contracts Schedule.

4.10         Intellectual Property.

(a)           An accurate and complete list of all patents, registered trademarks, registered service marks, registered copyrights, applications for any of the foregoing, Internet domain names and material unregistered trademarks, service marks, copyrights, trade names and corporate names owned by the Company or any of its Subsidiaries and listing the record owner, jurisdictions and application or registration numbers, as and if applicable (collectively, “Company Intellectual Property”) is set forth on the attached Intellectual Property Schedule.  Except as set forth on the Intellectual Property Schedule or the Litigation Schedule (i) the Company and/or its Subsidiaries, as the case may be, exclusively own and possess all right, title and interest in and to the Company Intellectual Property free and clear of all Liens (other than Permitted Liens) and, to the knowledge of the Company, own or have a right to use all other Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted; (ii) during the two (2) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices of material infringement, violation or misappropriation from any third Person with respect to any third Person Intellectual Property; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the conduct of the business of the Company and its Subsidiaries, nor any Company Intellectual Property and Technology owned by the Company is infringing, misappropriating or violating the Intellectual Property of any other Person, except for such infringements, violations and misappropriations that would not have a Material Adverse Effect; and (iv) to the knowledge of the Company, no third Person is infringing, violating, or misappropriating any Intellectual Property or Technology owned by the Company or its Subsidiaries.

(b)           All material trade secrets, confidential information and other Technology, in each case owned by or licensed to the Company or one of the Company’s Subsidiaries, have been protected and maintained in confidence by the Company or its Subsidiaries in accordance with reasonable protection procedures customarily used in the Industry or as required by the agreement pursuant to which they are licensed to the Company or one of its Subsidiaries.  The Company and the Company’s Subsidiaries have privacy compliance and data security policies and are in compliance with such policies and any applicable Laws regarding the collection, use and disclosure of personally identifiable and other confidential information, except where the failure to have such policies or to be in compliance with such policies or applicable Law would not have a Material Adverse Effect.  The information technology systems of the Company and its Subsidiaries, including the relevant Software and hardware, are reasonably adequate for the business as presently conducted, and to the Company’s knowledge there have been no security breaches or material failures of such systems and the Company and the Company’s Subsidiaries have implemented technology and polices designed to make the information technology systems of the Company and the Company’s Subsidiaries reasonably secure against intrusion.  Neither the Company nor any of its Subsidiaries has incorporated or expressly authorized any other Person to incorporate any open source Software, freeware or shareware into any Software or product developed and distributed by the Company or any of its Subsidiaries that would in any way limit the ability to make, use or sell such developed Software or product or that would diminish or transfer to a third party the Company’s ownership rights in any Intellectual Property or Technology.

(c)           The Company’s Information Technology Department has implemented, during the two (2) year period prior to the date of this Agreement, the practice of requiring consultants and contractors engaged to create or develop material Intellectual Property or Technology for the Company or any Company Subsidiary to enter into a written agreement with the Company or applicable Company Subsidiary pursuant to which such consultant or contractor assigns to the Company or applicable Company Subsidiary such consultant’s or contractor’s rights in and to such Intellectual Property and Technology.

4.11         Litigation.  Except as set forth on the attached Litigation Schedule, there are no suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries (or to the Company’s knowledge, pending or threatened, against any of the officers, directors or key employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company and its Subsidiaries), or to which Company or any of its Subsidiaries is otherwise a party, at law or in equity, or before or by any court or other Governmental Entity, which (i) if determined adversely to the Company or any of its Subsidiaries is or would be material or (ii) seeks material equitable or injunctive relief, and neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or other Governmental Entity (x) the violation of which is or would be material or (y) which adversely affects or would adversely affect the Company’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.12         Governmental Consents, etc.  Except as set forth on the attached Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any transaction contemplated hereby.

4.13         Employee Benefit Plans.

(a)           The attached Employee Benefits Schedule sets forth a true, correct and complete list of all written and unwritten “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all employment, individual consulting, termination, severance, retention, change of control, individual compensation agreements, and all bonus or other incentive compensation, deferred compensation salary continuation, disability, equity (or equity-based), pension, benefit, retirement benefit, health or welfare benefit, educational assistance, legal assistance, employee discount, employee loan, or vacation agreements, and all other employee benefit plans, fringe benefit programs, contracts, programs, funds or arrangements (i) in respect of any current or former officer, director, employee, consultant or independent contractor of the Company or any Subsidiary of the Company that are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material obligation or liability (all of the above being hereinafter referred to as the “Company Employee Plans”). Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to or is obligated to contribute to, or has any liability (contingent or otherwise) with respect to any Company Employee Plan subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan” as defined in Section 3(37) of ERISA, or a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA.

(b)           In respect of each Company Employee Plan, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Purchaser: (i) the most recent plan and related trust documents and/or insurance contracts, and all amendments thereto; (ii) the most recent summary plan description (including the employee handbook), and all related summaries of material modifications thereto; (iii) the most recent Forms 5500 (including, schedules and attachments); and (iv) the most recent IRS determination, opinion or notification letter.

(c)           Each of the Company Employee Plans and their related trusts that are intended to be qualified under Sections 401 and 501(a) of the Code, respectively, has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan. The Company Employee Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA, and nothing has occurred with respect to the operation of the Company Employee Plans which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)           With respect to the Company Employee Plans, all required contributions have in all material respects been made or properly accrued.

(e)           Except as set forth on Schedule 4.13(e), neither the Company nor any of its Subsidiaries has any obligation to provide post-employment life insurance or health benefits coverage for current or former officers, directors, employees, consultants or independent contractors of the Company or any of its Subsidiaries except as may be required by applicable Law.

(f)            Except as set forth on Schedule 4.13(f) or as disclosed by the Company to the Purchaser prior to the Closing (so long as the cost of such disclosed item is treated as a Transaction Expense), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due to any employee (current, former, or retired), consultant or independent contractor of the Company or any of its Subsidiaries under any Company Employee Plan, (ii) materially increase any benefits under any Company Employee Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Company Employee Plan.

4.14         Insurance.  The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of the Company’s Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, with respect to its obligations under any such insurance policy and, to the Company’s knowledge, each such insurance policy is in full force and effect. The consummation of the transactions contemplated hereby will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

4.15         Compliance with Laws; Credit Card Associations.  The Company and each of its Subsidiaries is, and for the last three years has been, in compliance with all applicable laws and regulations of applicable Governmental Entities, except where the failure to comply is not and would not be material.  The Company and each of its Subsidiaries is registered by a member of and is in good standing with the Card Associations, and is in compliance in all material respects with the rules of, the Card Associations, except to the extent (and only to the extent) such Person’s business does not require such registration or where the failure to be so registered or in good standing would not be material.  All material approvals, filings, permits and licenses of Governmental Entities and Card Associations (collectively, “Permits”) required to conduct the business of the Company are in the possession of the Company, are in full force and effect and are being complied with, except for such Permits the failure of which to possess or be in compliance with would not be material.  Except as otherwise set forth on Compliance with Laws Schedule, to the Company’s knowledge, there is no investigation, proceeding or disciplinary action, including fines (other than any investigation, proceeding or disciplinary action involving a maximum potential fine of less than $5,000, excluding any late fees or other penalties if such fine is not timely paid), currently pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by a Card Association or its applicable agent.  The representations and warranties set forth in this Section 4.15 do not apply to (i) compliance with Laws regarding the collection, use and disclosure of personally identifiable and other confidential information to the extent such matters are covered under Section 4.10(b), (ii) environmental, health or safety matters to the extent such matters are covered under Section 4.16 or (iii) compliance with ERISA or other Laws related to employment or labor matters to the extent such matters are covered by Sections 4.13 and 4.18.

4.16         Environmental Compliance and Conditions.  Except as set forth on the attached Environmental Schedule:

(a)           The Company and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”), except where the failure to possess such licenses, permits and authorizations does not have a Material Adverse Effect.

(b)           The Company and its Subsidiaries are in compliance with all terms and conditions of such permits, licenses and authorizations and are also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply does not have a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary of the Company has received, within the two (2) year period prior to the date hereof, any written notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved and which does not have a Material Adverse Effect.

(d)           This Section 4.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including any arising under Environmental and Safety Requirements.

4.17         Affiliated Transactions.  Except as set forth on the attached Affiliated Transactions Schedule and except for employment and benefit contracts, plans and arrangements with or for the benefit of officers and directors set forth on the Disclosure Schedules and advances of expenses in the ordinary course of business, no officer, director or Affiliate (including NPC LLC and GTCR Golder Rauner, L.L.C.) of the Company or any of its Subsidiaries, or any individual in such officer’s, director’s or Affiliate’s immediate family (“Affiliated Persons”) (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any property (with a value in excess of $5,000) used by the Company or any of its Subsidiaries and (ii) owes any amount to the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Affiliated Person.  For purposes of this Section 4.17, “Affiliate” shall not include any portfolio companies of GTCR Golder Rauner, L.L.C. or its Affiliates.

4.18         Employees.  Except as set forth on the attached Employee Schedule, (a) neither the Company nor any of its Subsidiaries has experienced any pending or, to the knowledge of the Company, threatened picketing, and there are no collective strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other collective labor disputes of the Company’s employees, pending or, to the knowledge of the Company, threatened, (b) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either the Company or its Subsidiaries, (c) no labor union or other collective bargaining unit represents or claims to represent any of the Company’s or its Subsidiaries’ employees and no collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries, and (d)  the Company is in compliance in all material respects with all laws, regulations and orders relating to the employment of labor.  There has been no “mass layoff” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law with respect to the Company within the six (6) months prior to Closing.

4.19         Brokerage.  Except for fees and expenses of the Persons listed on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Stockholder or the Company for which the Purchaser or the Company would be liable following the Closing.

4.20         Merchants, Merchant Originators and Vendors.

(a)           The attached Merchants, Merchant Originators and Vendors Schedule sets forth (i) the top ten (10) Merchants in electronic card processing volume for fiscal year 2009 (the “Top Merchants”), and the card processing volume for each such Top Merchant during such period, (ii) the top twenty (20) Merchant Originators in total new merchant applications submitted to the Company and its Subsidiaries for fiscal year 2009 (the “Top Merchant Originators”), and the number of such new merchant applications provided to the Company for each such Top Merchant Originator during such period, and (iii) the top ten (10) vendors in of the Company and its Subsidiaries as measured by the dollar amount of purchases therefrom on an annual basis for fiscal year 2009 (the “Top Vendors”), and the total purchases by the Company and its Subsidiaries from each such Top Vendor during such period.

(b)           Since December 31, 2009 until the date of this Agreement, no Top Merchant, Top Merchant Originator or Top Vendor has terminated its relationship with the Company or any of its Subsidiaries or materially and adversely (from the Company’s perspective) changed the pricing or other terms of its business relationship with the Company or any of its Subsidiaries and, to the knowledge of the Company, no Top Merchant, Top Merchant Originator or Top Vendor has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business relationship with the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Stockholders and the Company that:

5.01         Organization and Power.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.  The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02         Authorization.  The Purchaser and Merger Sub have all requisite power, authority and legal capacity to execute and deliver this Agreement and to execute and deliver each applicable Purchaser Document, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or the other Purchaser Documents.  This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and Merger Sub which is a party thereto and (assuming the due authorization, execution and delivery of the other parties hereto and thereto), this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a valid and binding obligation of the Purchaser and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03         No Violation.  Neither the Purchaser nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04         Governmental Authorities; Consents.  Neither the Purchaser nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05         Litigation.  There are no suits or proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser or the Merger Sub (or to the Purchaser’s knowledge, pending or threatened, against any of the officers, directors or key employees of the Purchaser or the Merger Sub with respect to their business activities on behalf of the Purchaser and Merger Sub) or to which the Purchaser or Merger Sub is otherwise a party, at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser’s or the Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.  The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06         Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub for which the Company or any Stockholder would be liable following the Closing.

5.07         Investment Representation.  The Purchaser is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.  The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Stock.  The Purchaser acknowledges that the Company Stock has not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and the Company Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.  No information provided to or obtained by Purchaser pursuant to Section 6.02 shall limit or otherwise affect the remedies available hereunder to Purchaser (including, but not limited to, Purchaser’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

5.08         Financing.

(a)           The Purchaser has delivered to the Company true, complete and correct copies (except to the extent any fee letters may have been redacted in accordance with the confidentiality provisions contained in the commitment letter) of the executed commitment letter, all related term sheets, fee letters and other side letters, in each case dated as of the date hereof, between the Purchaser and (i) Goldman Sachs Lending Partners LLC, GSLP I Offshore Holdings Fund A, L.P., GSLP I Offshore Holdings Fund B, L.P., GSLP I Offshore Holdings Fund C, L.P. and GSLP I Onshore Holdings Fund, L.L.C., (ii) Morgan Stanley Senior Funding, Inc., (iii) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, (iv) Credit Suisse

Securities (USA) LLC and Credit Suisse AG and (v) Bank of America, N.A. and Banc of America Securities LLC (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”) for, among other things, the purpose of funding the transactions contemplated by this Agreement, which Debt Financing Commitments constitute all of the executed commitment letters, term sheets, fee letters and side letters relating to the Debt Financing existing as of the date hereof.  The term (x) “Debt Financing Commitments” as used herein shall mean the Debt Financing Commitments to the extent not superseded by any New Debt Financing Commitments (as defined in Section 7.08) and (y) “Debt Financing” as used herein shall mean the Debt Financing to the extent not superseded by the New Debt Financing (as defined in Section 7.08), in each case, at the time in question and the New Debt Financing to the extent then in effect. As of the date hereof, (i) none of the terms and conditions of the Debt Financing Commitments have been supplemented, amended or modified prior to the date of this Agreement, and (ii) the respective commitments contained in the Debt Financing Commitments have not been withdrawn, terminated or rescinded or qualified in any respect and, to the knowledge of the Purchaser, no withdrawal, termination, qualification, rescission, supplement, amendment or modification is contemplated.  Other than as permitted under Section 7.08, there are no other agreements, side letters or arrangements relating to any of the Debt Financing Commitments.  As of the date hereof, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing permitted to be borrowed on the Closing Date (including any “flex” provisions), other than as expressly set forth in the Debt Financing Commitments.  Assuming the accuracy of the representations and warranties set forth in Article IV and the performance by the Company of its obligations under this Agreement, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitments, together with the Purchaser’s available cash (which, together with proceeds from the Debt Financing Commitments, shall be sufficient to cover any “flex”, original issue discounts or other fees, expenses, adjustments or costs in connection with the Debt Financing and the consummation of the transactions contemplated hereby), will be sufficient if funded, for the Purchaser to make payment of all amounts, costs, expenses and fees to be paid by it hereunder and under the Debt Financing and all transactions related thereto or hereto on the Closing Date and to repay in full the other Indebtedness of the Purchaser contemplated to be refinanced thereby.  Assuming the accuracy of the representations and warranties set forth in Article IV and the performance by the Company of its obligations under this Agreement, as of the date hereof, no event has occurred which would reasonably be expected to result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Debt Financing Commitments, with respect to the Purchaser or to the knowledge of the Purchaser, any other parties thereto and assuming the accuracy of the representations and warranties set forth in Article IV and the performance by the Company of its obligations under this Agreement, as of the date hereof, the Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to the

Purchaser on the Closing Date.  The Purchaser has fully paid all commitment fees or other fees required to be paid prior to the date hereof pursuant to the Debt Financing Commitments.

(b)           Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Purchaser and the Merger Sub under this Agreement are not subject to any conditions regarding the Purchaser’s, the Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

5.09         Purpose.  The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  The Merger Sub is a wholly owned Subsidiary of the Purchaser.

5.10         Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement and the Debt Financing Commitments, including the Debt Financing and the payment of the Merger Consideration, assuming (i) satisfaction of the conditions to the Purchaser’s obligations to consummate the Merger, (ii) immediately prior to the Closing, and without giving effect to the Debt Financing, the Company and its Subsidiaries as a whole meet the solvency tests set forth in paragraphs (a) and (b) below, (iii) all representations and warranties of the Company made in Article VI are true and correct in all respects (without giving effect to any material, materiality or Material Adverse Effect qualifiers), and (iv) the Financial Statements and the Closing Statement were prepared in good faith an on assumptions reasonable at the time they were prepared, immediately after the Effective Time, the Surviving Corporation will (a) be able to pay its debts as they become due and mature and shall own property which has a fair saleable value (based on an arms’ length transaction) greater than the amounts required to pay its debts as they become absolute and mature, and (b) have adequate capital to carry on its business.  The Purchaser is not making any transfer of property or incurring any obligation in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

5.11         Balance Sheet. The Purchaser Balance Sheet Schedule attached hereto consists of the Purchaser’s unaudited consolidated balance sheet as of June 30, 2010 (the “Purchaser Balance Sheet”).  The Purchaser Balance Sheet has been prepared in accordance with GAAP, consistently applied, and presents fairly in all material respects the assets and liabilities of the Purchaser and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal and recurring year-end adjustments that are immaterial.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01         Conduct of the Business.

(a)           From the date hereof until the Closing Date, the Company shall (1) conduct its business and the businesses of its Subsidiaries in the ordinary course of business and in substantially the same manner previously conducted, (2) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, and (3) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, except (i) where the Purchaser shall have consented in writing (which consent will not be unreasonably withheld or delayed), or (ii) as otherwise contemplated hereby; provided that (x) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions, (y) the Company and its Subsidiaries’ failure to take any action prohibited by Section 6.01(b) shall not be a breach of this Section 6.01(a) and (z) the Company may use all available cash to repay any Indebtedness or make cash dividends on or prior to the Closing.

(b)           From the date hereof until the Closing Date, except (i) as set forth on the Conduct of Business Schedule attached hereto, (ii) as specifically and affirmatively permitted or required by this Agreement, (iii) as disclosed by the Company to the Purchaser prior to the Closing (so long as the cost of such disclosed item is treated as a Transaction Expense) or (iv) as consented to in writing by the Purchaser (which consent will not be unreasonably withheld or delayed), the Company shall not, and shall not permit any Subsidiary of the Company to: (A) (1) issue, sell, grant, pledge or otherwise encumber any shares of its or any of its Subsidiaries’ capital stock (other than in connection with the exercise of options or warrants outstanding as of the date hereof or obligations to issue Company Stock as set forth on the Capital Stock Schedule) or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its or any of its Subsidiaries’ capital stock, or (2) adversely (from the Company’s perspective) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of any stock plan or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract; (B) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization or declare, set aside or pay any non-cash dividends on, or make any other non-cash distributions in respect of, any of its capital stock; (C) amend its or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent organizational documents); (D) make any redemption or purchase of any shares of its or any of its Subsidiaries’ capital stock (other than with respect to the repurchase of shares of Company Stock from former employees of the Company or its Subsidiaries pursuant to existing agreements or pursuant to any agreement set forth on the Capital Stock Schedule); (E) acquire or sell, assign, transfer, license, convey, lease or otherwise dispose of, any properties or assets (whether by merger, consolidation, equity sale or otherwise) that are material, individually or in the aggregate, to the

Company and its Subsidiaries, except pursuant to any agreement set forth on the Contracts Schedule or nonexclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business; (F) make any material capital investment in, or any loan to, any other Person (other than those Persons specified in subsection (H) below), except in the ordinary course of business or pursuant to any agreement set forth on the Contracts Schedule; (G) make any material capital expenditures or commitments therefor, except (x) in the ordinary course of business and (y) for such capital expenditures or commitments therefor that are reflected in the Company’s current budget; (H) make any loan to, or enter into any other material transaction with, any of its directors or officers except pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transaction Schedule or advances of expenses in the ordinary course of business; (I) (1) incur, assume, guarantee or endorse any Indebtedness (other than short term borrowings incurred in the ordinary course of business under existing credit facilities); or (2) modify the terms of any material Indebtedness; (J) make any change in accounting methods, principles or practices, or Tax reporting of the Company or any of its Subsidiaries, except insofar as may have been required by a change in Law or GAAP; (K) grant any Lien except for Permitted Liens on any of the material properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries; (L) cancel or compromise any debt or claim or waive or release any material right of the Company or any of its Subsidiaries in an aggregate amount greater than $100,000 and outside the ordinary course of business; (M) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company); (N) (1) enter into any agreement or arrangement that, limits the rights of the Company, its Subsidiaries or any of their respective Affiliates in any material respect to engage in any line of business, to develop, market or distribute products or services or to compete with any Person, conduct any business or line of business in any geographic area, or (2) other than in the ordinary course of business, terminate or materially and adversely (from the Company’s perspective) amend any contract listed on the Contracts Schedule; (O) (1) hire any employee or consultant that is entitled to severance and will receive annual compensation in excess of $150,000, (2) take any action to increase or accelerate the vesting or payment (or fund or in any other way secure the payment) of compensation or benefits of any of its current or former directors, officers, employees, consultants or independent contractors except (x) as required by an existing Company Employee Plan or existing agreement set forth on the Contracts Schedule as of the date of this Agreement, or (y) increases in salaries, wages and benefits of employees made in the ordinary course of business and in amounts and in a manner consistent with past practice; (3) enter into, establish, amend, terminate, or create any new collective bargaining agreement or Company Employee Plan with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than as required pursuant to applicable Law; or (4) grant any severance, termination or change in control bonus pay to any current or former director, officer, employee, consultant or independent contractor, except as required by an existing Company Employee Plan or existing agreement set forth on the Contracts Schedule; (P) enter into any new line of business or change in any material respect its risk management or similar policies; (Q) terminate, materially and adversely (from the Company’s perspective) amend, restate, supplement or waive any rights under any inbound license for Intellectual Property, other than in the ordinary course of business consistent with past practice, or fail to pay all maintenance and similar fees or to take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all owned Company

Intellectual Property that is material to the business; (R) settle or compromise any pending or threatened Legal Proceedings other than settlements and compromises that are less than $100,000 or that do not create binding precedent for other pending or potential third party claims or Legal Proceedings; or (S) authorize any of, or commit or agree to take any of, the foregoing actions.

6.02         Access to Books and Records.  Subject to Section 7.07, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the Company’s and its Subsidiaries’ officers, management, senior personnel, accountants, counsel, financial advisors and other advisors and reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries.  The Purchaser acknowledges that Purchaser is and remains bound by the Confidentiality Agreement, between the Purchaser and the Company dated June 18, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement shall terminate at the Closing; provided that the Purchaser and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals of Governmental Entities as contemplated hereby and the Debt Financing or any alternative financing in connection with the transactions contemplated hereby in accordance with Section 6.08(c).

6.03         Regulatory Filings.  The Company shall, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein.  The Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing (including with respect to any additional requests for information from any Governmental Entity).  The Company shall reasonably assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser or its Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Purchaser in connection with the transactions contemplated hereby.

6.04         Conditions.  The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself); provided that the Company shall not be required to expend any funds to obtain any Governmental Entity consents required under Section 3.01.  The Company shall use commercially reasonable efforts to deliver to the Purchaser payoff letters, in form and substance reasonably satisfactory to the Purchaser, from the holders of Indebtedness set forth on Schedule 2.02(i) on or prior to the Closing and to make arrangements for such holders of Indebtedness to deliver or allow the Purchaser to file, subject to the receipt of the applicable payoff amounts, all related Lien releases, in form and substance reasonably satisfactory to the Purchaser, to the Purchaser as soon as practicable after the Closing.

6.05         Exclusive Dealing.  Except in connection with any exercise of options to acquire Company Common Stock or any issuance of Company Stock pursuant to an agreement set forth on the Capital Stock Schedule, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither the Company nor any Representative shall take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, and will terminate any existing discussions with, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any purchase of the shares of Company Stock or any merger, sale of substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business).

6.06         Disclosure Updates.  From the date hereof until the Closing Date, if the Company becomes aware of any matter, fact or circumstance arising after the date hereof that would cause any of the representations and warranties contained in Article IV to be untrue or incorrect as of the Closing Date (“New Facts”), then the Company shall disclose to the Purchaser in writing such matter, fact or circumstance in the form of updated Disclosure Schedules (“Updated Disclosure Schedules”); provided that the failure to disclose any such matter, fact or circumstance in Updated Disclosure Schedules shall not be a breach of this Section 6.06 (it being understood that the Company is still obligated to deliver the certificate set forth in Section 3.01(f)(i) hereof at Closing).  Notwithstanding any provision in this Agreement to the contrary, unless the Purchaser provides the Company with a termination notice pursuant to this Section 6.06 within twenty days after delivery by the Company of Updated Disclosure Schedules (which notice may only be delivered if the Purchaser would be entitled to terminate this Agreement pursuant to Section 9.01(c) if such representations and warranties were remade at Closing without giving effect to any Updated Disclosure Schedules), the Purchaser shall be deemed to have accepted the Updated Disclosure Schedules for purposes of satisfying the conditions set forth in Section 3.01(a) and determining its termination rights under Section 9.01(c), unless additional New Facts are subsequently disclosed (pursuant to subsequent Updated Disclosure Schedules or otherwise) to or discovered by the Purchaser.  If any additional New Facts are subsequently disclosed or discovered, then (x) the previous Updated Disclosure Schedules shall not be given effect and (y) the Company may deliver another Updated Disclosure Schedule incorporating both the previously disclosed and additional New Facts, in which event the provisions of this Section 6.06 (including Purchaser’s rights to provide a termination notice as a result thereof) shall apply again to such Updated Disclosure Schedules.  The delivery of Updated Disclosure Schedules will be deemed to have cured any misrepresentation or breach of warranty made at Closing or pursuant to any certificate delivered at the Closing that otherwise might have existed hereunder by reason of any matter, fact or circumstance arising after the date hereof that is disclosed on such Updated Disclosure Schedules, and the Purchaser shall not have any claim (whether for indemnification (including under Article VIII) or otherwise) against the Company, the Representative or any of the Stockholders for any such misrepresentation or breach of warranty unless, and only to the extent that, the aggregate Losses from all misrepresentations and breaches of warranties that otherwise might have existed hereunder by reason of any matter, fact or circumstance arising after the date hereof exceed $5,000,000 in the aggregate (the “Pre-Closing Deductible”).  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Company’s disclosure of any matter, fact or circumstance on the Updated Disclosure Schedules pursuant to this Section 6.06 shall (i) not be deemed to cure any misrepresentations or breaches of warranties made as of the date hereof or any specified date preceding the date hereof, as applicable, (ii) not be deemed to cure any misrepresentations or breaches of warranties that result from any breaches of the Company’s covenants or agreements hereunder and (iii) not affect the Purchaser’s rights to recover for Losses under Article VIII to the extent that the aggregate Losses from all misrepresentations and breaches of warranties that otherwise might have existed hereunder by reason of any matter, fact or circumstance arising after the date hereof that are disclosed on any Updated Disclosure Schedules exceed the Pre-Closing Deductible.

6.07         Affiliated Transactions.  On or before the Closing Date, the Company and its Subsidiaries, as applicable, shall terminate all agreements set forth on the Affiliated Transactions Schedule, other than those set forth on the Permitted Affiliated Transactions Schedule.

6.08         Financing Assistance.

(a)           Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and use its commercially reasonable efforts to cause their respective directors, officers, employees, counsel, accountants, agents, advisors and other representatives, to provide to the Purchaser and the Merger Sub such cooperation that is reasonably requested by the Purchaser and required by the Initial Lenders (as defined in the Debt Financing Commitments) in connection with (x) the Debt Financing or (y) any New Debt Financing; provided that any request in connection with any New Debt Financing shall be generally customary for debt financings of the type contemplated by the New Debt Financing Commitments, in the case of each of clauses (x) and (y), including (i) assisting in the preparation for and participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and assisting the Purchaser in obtaining ratings, each as contemplated by the Debt Financing Commitments and within the time periods required by the Purchaser’s Debt Financing sources; (ii) assisting with the preparation of materials for rating agency presentations, bank books, confidential information memoranda and similar documents, each as required in connection with the Debt Financing, including representation and authorization letters, and within the time periods required by the Purchaser’s Debt Financing sources; (iii) as promptly as reasonably practical, furnishing the Purchaser and its Debt Financing sources with the Required Information; (iv) using commercially reasonable efforts to obtain customary appraisals, surveys, engineering reports, environmental and other inspections, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by the Purchaser and required by the Initial Lenders, and, if requested by the Purchaser or Merger Sub, to cooperate with and assist the Purchaser or Merger Sub in obtaining such documentation and items; (v) reasonably facilitating, subject to the Effective Time, pledging of collateral, perfection of Liens (including cooperation in connection with the payoff of existing indebtedness and the release of related Liens) and providing of guarantees supporting the Debt Financing; (vi) taking commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Effective Time, and (B) assist the Purchaser to establish or maintain, effective as of the Effective Time, account control and/or blocked account agreements and lock box arrangements in connection with the Debt Financing; (vii) using commercially reasonable efforts to assist the Purchaser to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among the Purchaser, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time and (viii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by the Purchaser that are necessary or customary to permit the consummation of the Debt Financing; provided that no board of directors or similar governing body of the Company or any of its Subsidiaries shall be required to take any action in connection with the foregoing; and provided further that in all cases none of the Company or any of its Subsidiaries, or any of their respective directors, officers, advisors, or representatives shall incur any liability in connection with the financing prior to the Effective Time and none of the Affiliates (excluding the Purchaser and its Affiliates), directors, officers, advisors, or representatives of the Company or its Subsidiaries shall incur any liability in connection with the financing at any time.  The Company will use commercially reasonable efforts to periodically update the Required Information provided to the Purchaser pursuant to clause (iii) of the foregoing sentence as may be necessary such that the Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.  For the avoidance of doubt, the Purchaser may, to most effectively access the financing markets, require the cooperation of the Company under this Section 6.08 on multiple occasions, between the date hereof and the Effective Time.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries.  Nothing herein shall require such cooperation, assistance or other efforts to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.

(b)           The Company, its Subsidiaries and their respective directors, officers, Affiliates, advisors and representatives shall be indemnified and held harmless by the Purchaser for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and the covenants set forth in this Section 6.08 (other than to the extent such losses arise from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or their respective officers, advisors and representatives) and any information utilized in connection therewith (other than information provided by or on behalf of the Company or any of its Subsidiaries).  The Company shall not be required to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time.  The Purchaser shall promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company and its Subsidiaries (including reasonable attorneys’ fees) in connection with such cooperation, assistance or other efforts.  The obligations under this Section 6.08(b) shall survive the termination of this Agreement.

(c)           All material non-public information provided by the Company or any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.08 shall be kept confidential in accordance with the Confidentiality Agreement, except that the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose such information as set forth in the Debt Financing Commitments subject to the confidentiality terms therein, and the providers of the Debt Financing Commitments are permitted to further disclose such information as set forth in the Debt Financing Commitments subject to the confidentiality terms therein.

6.09         Section 280G Covenant.  Prior to the Closing Date, the Company will submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder), to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder and in a form reasonably acceptable to Purchaser, the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code).  Prior to soliciting such approval, the Company shall use commercially reasonable efforts to obtain waivers from the intended recipients of such payments, in a form reasonably acceptable to Purchaser, such that unless such payments are approved by the stockholders to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, the Company shall not be required to make such payments to the extent such payments would constitute “parachute payments.”  The Company shall not amend, modify or waive (x) any obligation under the Transaction Bonus Agreements (as defined in the Disclosure Schedules) of any intended recipient to provide, or (y) any condition under the Transaction Bonus Agreements to the right of any intended recipient to receive payments requiring the provision of, the waiver described in this Section 6.09.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.01         Access to Books and Records.  From and after the Closing, for a period of one (1) year following the Closing Date (except with respect to books and records relating to Taxes or any indemnification claim then pending pursuant to Article VIII), the Purchaser shall, and shall cause the Company to, provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby.  Unless otherwise consented to in writing by the Representative, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of one (1) year following the Closing Date (except with respect to books and records relating to Taxes or any indemnification claim then pending pursuant to Article VIII), destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Representative.

7.02         Notification.  From the date hereof until the Closing Date, if the Purchaser becomes aware of any variances from the representations and warranties contained in Article V that would cause the condition set forth in Section 3.02(a) not to be satisfied, the Purchaser shall disclose to the Company in writing such material variances in the form of updated Disclosure Schedules.

7.03         Director and Officer Liability and Indemnification.

(a)           For a period of six (6) years after the Closing, the Purchaser shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all of the Company’s and any of its Subsidiaries’ obligations to exculpate or indemnify any current or former officers and/or directors (as of immediately prior to the Effective Time) pursuant to the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent governing document) as in effect on the date hereof, it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent that is in effect as of the date hereof.

(b)           For a period of six (6) years after the Closing, the Purchaser shall, or shall cause the Company and its Subsidiaries to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company and its Subsidiaries prior to Closing comparable to the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals; provided that in no event shall the Purchaser or the Company and its Subsidiaries be required to expend an aggregate amount more than 250% of the amount currently expended by the Company per year of coverage as of the date of this Agreement.  The Purchaser shall be deemed to have been satisfied this Section 7.03(b) if a prepaid insurance policy or policies (i.e., “tail coverage”) have been obtained by the Company (at the Purchaser’s expense) which policy or policies provide directors and officers with the coverage described in Section 7.03(b) above for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement.

(c)           If the Company, its Subsidiaries or any of their respective successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.03.  The provisions of this Section 7.03 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

7.04         Employment and Benefit Arrangements.  For at least twelve (12) months following the Closing, the Purchaser shall cause the Surviving Corporation to either (i) provide compensation to employees of the Company and its Subsidiaries that is substantially comparable to the compensation provided prior to the Closing Date and maintain in effect on behalf of employees of the Company and its Subsidiaries the Company Employee Plans or (ii) provide all employees of the Company and its Subsidiaries with compensation (other than equity incentives)

and benefit plans, programs, arrangements, agreements and policies as are in the aggregate not substantially less favorable than the compensation and aggregate level of benefits provided under the Company Employee Plans provided to such employees as of the Closing; provided, however, that nothing in this Section 7.04 shall prevent the Surviving Corporation from terminating any employee or, subject to compliance with this Section 7.04, from amending, suspending or terminating any Company Employee Plans or agreement to the extent permitted by their respective terms of any such Company Employee Plan or agreement.  The Purchaser shall take all actions required so that eligible employees of the Company and its Subsidiaries shall receive service credit for all purposes (other than for purposes of accruals under any “defined benefit plan,” or accruals that would result in a duplication of any benefits) under any successor employee benefit plans and arrangements sponsored by the Purchaser.  To the extent that the Purchaser modifies any coverage or benefit plans under which the employees of the Surviving Corporation and its Subsidiaries participate, the Purchaser shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs.  If the employment of any employee of the Company or any of its Subsidiaries is terminated within twelve (12) months following the Closing, the Purchaser shall pay (or cause the Surviving Corporation to pay) such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled pursuant to the severance practice set forth on the attached Severance Schedule.  The Purchaser shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9.  This Section 7.04 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, and the employees of the Company, its Subsidiaries and the Surviving Corporation, and shall be binding on all successors and assigns of the Purchaser and the Surviving Corporation.  Effective as of the day immediately preceding the Closing Date, the Company shall adopt a board resolution stating that any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”) are terminated effective as of the day immediately preceding the Closing Date (but contingent on the occurrence of the Closing), unless the Purchaser provides written notice to the Company at least three (3) Business Days prior to the Closing Date that such 401(k) plan(s) need not be terminated.  Unless the Purchaser provides such written notice to the Company, the Company shall provide the Purchaser with copies of such board resolutions.  As of the Effective Time, all employees of the Company eligible to participate in any such Company 401(k) Plan(s) shall be eligible to participate in a Code Section 401(k) arrangement maintained by the Purchaser (the “Purchaser 401(k) Plan”).  The Purchaser shall cause such Purchaser 401(k) Plan to accept direct rollover contributions (within the meaning of Section 401(a)(31) of the Code), including promissory notes for participant loans so that such loans do not default as a consequence of the termination of the Company 401(k) Plan(s), from the Company 401(k) Plan(s) in respect of employees of the Company or any of its Subsidiaries.

7.05         Regulatory Filings.  The Purchaser shall, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions required of the Purchaser under any laws or regulations applicable to the Purchaser for the consummation of the transactions contemplated herein.  The Purchaser shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities.  In addition, the Purchaser shall cooperate in good faith with the Governmental Entities and undertake promptly any and all action required (including divestitures of its assets) to complete the transactions contemplated by this Agreement expeditiously and lawfully.  Without limiting the generality of the foregoing, if a suit or other action is threatened or instituted by any Governmental Entity or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser and Merger Sub shall use their commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such suit or action (but in no event shall any divestitures be required).  The Purchaser shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company or its Affiliates to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Company all information concerning the Purchaser and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval).  The Purchaser shall be responsible for all filing fees under any laws or regulations applicable to the Purchaser.

7.06         Conditions.  The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself).

7.07         Contact with Customers and Suppliers.  Prior to the Closing, the Purchaser and the Purchaser’s Representatives may only contact and communicate with the employees, sponsor banks, customers, service providers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby after prior consultation with and written approval of the Company’s Chief Executive Officer or the Representative.

7.08         Financing.  Each of the Purchaser and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or the replacement of the Debt Financing Commitments between the date of this Agreement and the Effective Time, and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments including, without limitation, preparing materials for and participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, preparing and delivering financial statements, projections, pro formas, confidential information memorandum and other materials required by the Debt Financing Commitments in order to commence the Marketing Period, all with the assistance of the Company as set forth in Section 6.08 (unless any amendment, modification, waiver or replacement (w) does not adversely (from the Company’s perspective) amend or expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments, (x) is not reasonably expected to delay or hinder the Closing or the availability of the Debt Financing, (y) does not reduce the aggregate amount of available Debt Financing unless such amounts are available to the Purchaser with cash on hand and/or (z) adds lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof (it being understood that no Initial Lender under such Debt Financing Commitments shall be relieved or novated from its obligations under the Debt Financing Commitments until the initial funding of the Debt Financing has occurred) (the Debt Financing Commitment as so replaced, including as a result of an alternative financing as described below, the “New Debt Financing Commitment” and the financing to be provided thereunder, the “New Debt Financing”)), including using its commercially reasonable efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to the Purchaser to obtaining the Debt Financing set forth therein that are within their reasonable control (taking into account the expected timing of the Marketing Period), (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments or on terms no less favorable to the Purchaser, (iv) subject to the last sentence of this Section 7.08, cause the lenders to fund the financing under the Debt Financing Commitments on the Closing Date and (v) subject to completion of the Marketing Period, consummate the Debt Financing at or prior to the Closing (the provisions of this sentence, the “Specified Purchaser Financing Covenants”).  The Purchaser shall give the Company prompt notice of any breach or breach threatened in writing by any party to the Debt Financing Commitment and, if applicable, the New Debt Financing Commitment, and the Purchaser shall give the Company prompt notice of any termination or termination threatened in writing of the Debt Financing Commitment and, if applicable, the New Debt Financing Commitment.  The Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or any alternative financing.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments (other than due to the failure of a condition to the consummation of the Debt Financing resulting from a material breach of the representations, warranties, covenants or agreements of the Company set forth in this Agreement, in each case, after providing ten days’ written notice to the Company and a reasonable opportunity to cure), the Purchaser shall promptly notify the Company and shall use its commercially reasonable efforts to arrange to promptly obtain alternative financing from alternative sources on terms no less favorable to the Purchaser as those contained in the Debt Financing Commitments and in an amount sufficient to consummate the transactions contemplated hereby.  In the event the New Debt Financing Commitment and/or New Debt Financing replace in any manner the Debt Financing Commitments and Debt Financing, the obligations of Purchaser under this Agreement with respect to the Debt Financing Commitments and Debt Financing shall also apply to the New Debt Financing Commitment and New Debt Financing.  The Purchaser shall promptly deliver to the Company true and complete copies of all executed agreements pursuant to which any such alternative source shall have committed to provide the Purchaser with any portion of the Debt Financing.  Notwithstanding anything contained in this Section 7.08 or in any other provision of this Agreement, in no event shall Purchaser be required (a) to amend or waive any of the terms or conditions hereof or (b) to consummate the Closing any earlier than the final day of the Marketing Period.  The Purchaser shall have and maintain available cash in an amount sufficient (assuming the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitments are funded) to make payment of all amounts, costs, expenses and fees to be paid by it hereunder and under the Debt Financing (including to cover any “flex”, original issue discounts or other fees, expenses, adjustments or costs in connection with the Debt Financing and the consummation of the transactions contemplated hereby) and all transactions related thereto or hereto on the Closing Date and to repay in full the other Indebtedness of the Purchaser contemplated to be refinanced thereby.  In no event shall the use of commercially reasonable efforts by the Purchaser require instituting or pursuing a Legal Proceeding against any Lender Related Party.

7.09         No Intermediary Transaction Tax Shelter.  The Purchaser’s participation in the transactions contemplated by this Agreement are not part of an “intermediary transaction tax shelter” as described in IRS Notices 2001-16 and 2008-111.

ARTICLE VIII

INDEMNIFICATION

8.01         Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.  Except to the extent a different period is expressly set forth herein, the representations, warranties, covenants (other than post-Closing covenants and agreements), agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date (the “Survival Period Termination Date”); provided, however, that the representations and warranties (a) of the Company set forth in Section 4.01 (Organization and Corporate Power), Section 4.02(a) (Subsidiaries), Section 4.03(a) (Authorization; No Breach; Valid and Binding Agreement), and Section 4.04 (Capital Stock), (b) of the Purchaser set forth in Section 5.01 (Organization and Power) and Section 5.02 (Authorization) (collectively, the parties’ “Fundamental Representations”) and (c) of the Company set forth in Section 4.08 (Tax Matters), shall survive the Closing until the five (5) year anniversary of the Closing Date with respect to the particular matters that are the subject thereof.  Except as provided in the preceding sentence, on the Survival Period Termination Date, the representations, warranties, covenants and agreements of the parties in this Agreement shall terminate and have no further force and effect; provided, however, that all post-Closing covenants and agreements contained herein shall survive in accordance with their respective terms.  Any representation or warranty that is the subject of a claim for indemnification for which notice to the Representative or Purchaser, as applicable, is given in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the Survival Period Termination Date shall survive with respect to such claim until the final resolution thereof.

8.02         Indemnification for the Benefit of the Purchaser.

(a)           From and after the Closing (but subject to the provisions of this Article VIII and the Escrow Agreement), the Purchaser shall be entitled to assert, as its sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby (other than fraud) and only in accordance with the terms of the Escrow Agreement (to the extent applicable), claims against (x) the Indemnity Escrow Account and/or, (y)  to the extent (and only to the extent) that the funds in the Indemnity Escrow Account that are not subject to pending claims under this Agreement or the Escrow Agreement are insufficient to satisfy any claims for fraud and breaches of the Fundamental Representations or the representations and warranties set forth in Section 4.08, the Preferred Stockholders, in respect of any loss, liability, damage or expense (“Losses”) suffered or incurred by the Purchaser or any of its Affiliates, officers, directors, employees or agents to the extent arising from any nonfulfillment or breach of any representation, warranty, covenant, agreement or other provision set forth herein by the Company or in any exhibit, Schedule or certificate delivered hereunder, in each case taking into account any disclosure made in an Updated Disclosure Schedule delivered pursuant to, and in accordance with, Section 6.06 hereof (excluding in all cases any nonfulfillment or breach of the Company or any of its Subsidiaries that occurs after the Closing), subject to the limitations set forth in Section 6.06, including the Pre-Closing Deductible.  All indemnification claims of the Purchaser pursuant to this Section 8.02 shall be satisfied (A) first, by the Purchaser proceeding against any remaining funds in the Indemnity Escrow Account and (B) second, only after the Indemnity Escrow Account has been exhausted, by the Purchaser proceeding against the Preferred Stockholders but subject to the limitations contained in this Section 8.02.  Notwithstanding the foregoing, no claims by the Purchaser shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder from the Indemnity Escrow Account exceeds on a cumulative basis an amount equal to $5,000,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible.  The Deductible shall not apply to Losses arising out of a breach of (1) the Fundamental Representations or (2) the representations and warranties set forth in Section 4.08.  For the avoidance of doubt, the amounts of any Losses actually applied toward and up to the amount of the Pre-Closing Deductible pursuant to Section 6.06 shall not also be applied toward the Deductible.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchaser’s right to seek indemnification pursuant to this Section 8.02 (other than for fraud and breaches of Fundamental Representations or the representations and warranties set forth in Section 4.08) shall be limited to an amount of Losses in the aggregate not to exceed the Indemnification Escrow Amount and (ii) in addition, the Purchaser’s right to seek indemnification pursuant to this Section 8.02 (including for breaches of Fundamental Representations and/or the representations and warranties set forth in Section 4.08 and any other breaches, but excluding claims for fraud) shall be limited to an amount of Losses in the aggregate not to exceed the Preferred Stock Merger Consideration.  For the avoidance of doubt, the sum of any amounts paid from the Indemnification Escrow Account to or for the benefit of the Purchaser in connection with any claim by the Purchaser for indemnification hereunder shall be counted toward satisfying the limitations in clauses (i) and (ii) of the foregoing sentence.  The limitations on indemnification set forth in this Section 8.02(a) shall not apply to Losses arising from a claim for fraud.

(b)           Recovery against (i) the Indemnity Escrow Account pursuant to this Section 8.02 and the Escrow Agreement, (ii) the Purchase Price Adjustment Escrow Account pursuant to Section 1.10 and the Escrow Agreement and (iii) the Preferred Stockholders to the extent permitted by Section 8.02(a), constitutes the Purchaser’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby (except with respect to claims for fraud), including in any exhibit, Schedule or certificate delivered hereunder.  Notwithstanding the foregoing, this Section 8.02(b) shall not prohibit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) to the extent permitted by Section 12.20.

(c)           In connection with a claim for indemnity under Section 8.02(a), for purposes of determining (i) whether a representation or warranty has been breached and (ii) the amount of any Losses resulting from such breach, each such representation or warranty shall be considered without regard to any limitation or qualification as to materiality, Material Adverse

Effect or similar qualifier set forth in such representation or warranty (except for Fundamental Representations and the representations and warranties in the last sentence of Section 4.05, the first sentence of Section 4.06, Section 4.08, Section 4.09(a) and Section 4.20).

(d)           Neither party may avoid the limitations on liability set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory of liability and each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, and agrees to indemnify Purchaser or each of the Representative or the Stockholders, as the case may be, from and against any and all rights, claims and causes of action it may have against Purchaser or any Representative or the Stockholders, as the case may be, relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law or ordinance or otherwise.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent (and only to the extent) such Loss or alleged Loss is included in the calculation of the Indebtedness, Net Working Capital or Transaction Expenses or if the Purchaser shall have requested a reduction of the Net Working Capital or requested an increase of the Indebtedness or the Transaction Expenses in the Preliminary Statement on account of any matter forming the basis for such Loss or alleged Loss.

(e)           All payments made from the Indemnity Escrow Account shall be treated by the parties as an adjustment to the proceeds received by the Preferred Stockholders pursuant to Article II hereof.

(f)            (i) Except for the Purchaser pursuant to Sections 2.02(f) and 2.02(g), no Person (including the Representative, the Stockholders and their respective Affiliates) shall have any obligation to fund the Purchase Price Adjustment Escrow Account or the Indemnity Escrow Account, and (ii) title and all rights to all funds in the Indemnity Escrow Account shall automatically transfer to the Representative (on behalf of the Preferred Stockholders, to the extent of their respective Preferred Percentages) on the Survival Period Termination Date subject to the limitations in, and in accordance with the terms of, the Escrow Agreement.

8.03         Indemnification by the Purchaser for the Benefit of the Stockholders.  The Purchaser shall indemnify the Representative and the Stockholders and their respective Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) and hold them harmless against any Losses which the Indemnified Parties may suffer or sustain, as a result of:  (a) any breach of any representation or warranty of the Purchaser or the Merger Sub under this Agreement and (b) any nonfulfillment or breach of any covenant, agreement or other provision by the Purchaser or the Merger Sub.

Any indemnification of the Stockholders pursuant to this Section 8.03 shall be delivered to the Representative (on behalf of the Preferred Stockholders, in accordance with their respective Preferred Percentages) by wire transfer of immediately available funds to the Representative’s account within 15 days after the determination thereof.

8.04         Mitigation.  Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

8.05         Defense of Third Party Claims.  Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) and the Representative (on behalf of the Preferred Stockholders), if applicable, of the claim in writing promptly after receiving written notice of any Legal Proceeding or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof.  Any Indemnitor shall be entitled to participate in the defense of such Legal Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that (i) any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein, (ii) the Indemnitor actively and diligently conducts such defense or opposition and (iii) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at the Indemnitee’s expense (provided that such counsel shall be at Indemnitor’s expense in the event that there would be a conflict of interest if Indemnitor’s counsel represented both the Indemnitor and Indemnitee).  If the Representative is defending a claim, the reasonable expenses of the Representative incurred in defending such claim (or any participation in a claim that could result in Losses to the Preferred Stockholders or their respective Affiliates) shall be reimbursed from the funds remaining in the Indemnity Escrow Account, but only on or after the Survival Period Termination Date and only to the extent that such funds are then not subject to pending claims under this Agreement or the Escrow Agreement.  If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed if, with respect to such claim, Indemnitor’s liability exceeds Indemnitee’s liability) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by the Purchaser or its Subsidiaries representing the Deductible.  The Representative (on behalf of the Preferred Stockholders) shall act on behalf of all Indemnitors in the case of all third party claims with respect to which the Purchaser is seeking indemnification from the Preferred Stockholders under Section 8.02.

8.06         Determination of Loss Amount.  The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 shall be calculated net of (i) any Tax Benefit actually realized by the Indemnitee or its Affiliates in the taxable year in which such Loss occurs on account of such Loss and (ii) any insurance proceeds or any indemnity, contribution or other similar payment recovered by the Indemnitee from any third party with respect thereto.  If the Indemnitee receives a Tax Benefit after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Representative, on behalf of the Preferred Stockholders, the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the effective tax rates applicable to the recipient of such benefit in the taxable year in which such Loss occurs.  The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Representative, on behalf of the Preferred Stockholders.  In no event shall any party hereto be entitled to recover or make a claim for any amounts in respect of speculative, diminution in value, incidental or indirect damages or punitive damages; in each case, except to the extent any such damages are awarded to a third party as damages against the Person seeking indemnification hereunder.

8.07         Acknowledgment of the Purchaser and the Merger Sub.  The Purchaser and the Merger Sub acknowledge that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and the Merger Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Disclosure Schedules attached hereto.  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Stockholders to the Purchaser and the Merger Sub in connection with the transactions contemplated hereby, and the Purchaser and the Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and the Stockholders.  Except as expressly provided in this Agreement, the Company and its Subsidiaries, and the Stockholders do not make or provide, and the Purchaser and the Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, as for a particular purpose, conformity to samples, or condition of the Company’s and its Subsidiaries’ assets or any part thereto.  In connection with the Purchaser’s and the Merger Sub’s investigation of the Company and its Subsidiaries, the Purchaser and the Merger Sub have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information.  The Purchaser and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser and the Merger Sub are familiar with such uncertainties and that the Purchaser and the Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, the Purchaser and the Merger Sub hereby acknowledge that none of the Company or its Subsidiaries or the Stockholders is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Purchaser and the Merger Sub have not relied on any such estimates, projections or other forecasts or plans.  The Purchaser and the Merger Sub further agree that (i) none of the Company, its Subsidiaries, the Stockholders or any other Person will have or be subject to any liability to the Purchaser, the

Merger Sub or any other Person resulting from the distribution to the Purchaser and the Merger Sub, or the Purchaser’s or the Merger Sub’s use of, any such information, including any information, document or material made available to the Purchaser and the Merger Sub or their Affiliates in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, and (ii) the Purchaser and the Merger Sub have not relied on any such information; provided that the parties acknowledge that the Purchaser and the Merger Sub have relied on the representations and warranties of the Company set forth in this Agreement as modified by the Disclosure Schedules.

8.08         Tax Treatment of Indemnity Payments.  The parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the consideration paid under this Agreement for all income Tax purposes.

ARTICLE IX

TERMINATION

9.01         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Purchaser and the Company;

(b)           within five (5) Business Days following the date hereof, by the Purchaser if the Stockholder Approval shall not have been obtained within two (2) Business Days following the date hereof;

(c)           by the Purchaser, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Company within ten (10) Business Days after receipt by the Company of written notice thereof from the Purchaser;

(d)           by the Company, if there has been a material violation or breach by the Purchaser or the Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or cured by the Purchaser within ten (10) Business Days after receipt by the Purchaser of written notice thereof by the Company (provided that the failure to deliver the Merger Consideration or the payments contemplated by Section 2.02 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company);

(e)           by the Purchaser, if the transactions contemplated hereby have not been consummated on or before December 14, 2010 (such date, the “Outside Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Purchaser’s willful breach of this Agreement has proximately caused or resulted in the failure of the Merger to occur on or before the Outside Date; or

(f)            by the Company, if the transactions contemplated hereby have not been consummated on or before Outside Date; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(f) if the Company’s willful breach of this Agreement has proximately caused or resulted in the failure of the Merger to occur on or before the Outside Date;

(g)           by the Company if all of the conditions to Closing in Section 3.01 have been satisfied (other than those conditions that by their nature are to satisfied at Closing, but subject to the satisfaction of such conditions) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 3.01 to fail to be satisfied and Purchaser fails to complete the Closing within two Business Days following the date on which the Closing should have occurred pursuant to Section 2.01 and the Company stood ready, willing and able to complete the Closing during such period; or

(h)           by the Purchaser pursuant to and in accordance with Section 6.06.

9.02         Effect of Termination.  In the event this Agreement is terminated by either the Purchaser or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 6.08(b), this Section 9.02, Section 9.03, Section 10.01, and Article XI and Article XII (other than Section 12.20) hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Purchaser, the Merger Sub, the Company, the Representative or the Stockholders to one another, except for willful breaches of this Agreement prior to the time of such termination.

9.03         Reverse Termination Fee.  In the event that this Agreement is terminated by the Company pursuant to Sections 9.01(d) or 9.01(g), or by the Purchaser pursuant to Section 9.01(e) in circumstances where the Company would be permitted to terminate this Agreement pursuant to Sections 9.01(d) or 9.01(g), the Purchaser shall pay the Company, within two (2) Business Days of the date of termination of this Agreement (if so terminated by the Company) or prior to or contemporaneously with such termination of this Agreement (if so terminated by the Purchaser), an aggregate fee equal to the Reverse Termination Fee by wire transfer of same day funds.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that, with respect to any termination of this Agreement under circumstances in which the Reverse Termination Fee is payable pursuant to Section 9.03(a), payment of the Reverse Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against the Purchaser, any Specified Person (as defined below) or any of their respective assets, with respect to any such termination of this Agreement, and (other than the obligations under Section 6.08(b) and Section 12.13 (the “Specified Obligations”)) shall constitute the sole and exclusive remedy of the Company and its Subsidiaries and any Stockholder or other Person with respect to any such termination of this Agreement and for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby (other than fraud), against the Purchaser, Merger Sub, the financing sources under the Debt Financing or their respective Affiliates, successors and assigns (the “Lender Related

Parties”) and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Purchaser, Merger Sub or the Lender Related Parties or any current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner of any of the foregoing (collectively, the “Specified Persons”) for any Loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Purchaser shall also be obligated with respect to the Specified Obligations and this Section 9.03(b)).  The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Reverse Termination Fee is payable pursuant to Section 9.03(a), subject to Section 12.20 and the Specified Obligations, the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.  For the avoidance of doubt, in the event the Closing does not occur, other than with respect to the Specified Obligations in no event shall the Specified Persons be subject to (nor shall the Company, any of its Subsidiaries, Stockholders or any other Person seek to recover) monetary damages in excess of the Reverse Termination Fee for all losses arising from or in connection with breaches by the Purchaser or Merger Sub of their respective representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action in law or equity that the Company, any of its Subsidiaries, any Stockholder or any other Person may have for any loss suffered as a result of the failure of the Merger to be consummated.  While the Company may pursue both a grant of specific performance under Section 12.20 and the payment of the Reverse Termination Fee under this Section 9.03, under no circumstances (except pursuant to the Specified Obligations) shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Reverse Termination Fee.

ARTICLE X

ADDITIONAL COVENANTS

10.01       Representative

(a)  Appointment.  In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of Company Common Stock of this Agreement, all of the Stockholders and collectively irrevocably constitute and appoint the Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including:  (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Stockholders and others, as contemplated by this Agreement, including receipt of payments made to the Representative under Sections 1.09, 1.10 or 8.02; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Purchaser pursuant to this Agreement; (viii) (A) dispute or refrain from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby, any claim made by the Purchaser under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of each such Stockholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b)  Authorization.  Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Stockholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Stockholders prior to acting on their behalf.  In such event, each Stockholder shall vote in accordance with the relative amounts to be received at the Closing by such Stockholder under this Agreement and the authorization of a majority of such Persons shall be binding on all of the Stockholders and shall constitute the authorization of the Stockholders.  The appointment of the Representative is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason.  This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable law.

(c)  Actions by the Representative; Resignation; Vacancies.  The Representative may resign from its position as Representative at any time by written notice delivered to the Purchaser and the Stockholders.  If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

(d)  No Liability.  All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Stockholders and not of the Representative individually.  The Representative shall not have any liability for any amount owed to the Purchaser pursuant to Sections 1.09, 1.10 or 8.02.  The Representative shall not be liable to the Company, the Purchaser or the Merger Sub, in his or its capacity as the Representative, for any liability of a Stockholder or otherwise or for anything which it may do or refrain from doing in connection with this Agreement.  The Representative shall not be liable to the Stockholders, in his or its capacity as the Representative, for any liability of a Stockholder or otherwise or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of the Representative’s gross negligence or willful misconduct.  The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Representative to the Purchaser, the Merger Sub, the Company or the Stockholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.  The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of the Stockholders.

(e)   Expenses.  Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Preferred Stockholders based on each such Person’s Preferred Percentage.  Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right against the Preferred Stockholders to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts delivered to the Representative pursuant to this Agreement.  The Representative may from time to time submit invoices to Preferred Stockholders covering such expenses and liabilities and, upon the request of any Preferred Stockholder, shall provide such Preferred Stockholder with an accounting of all expenses and liabilities paid.

(f)    Distributions.  Any amounts distributed by the Representative pursuant to this Agreement to the Preferred Stockholders shall be distributed pro rata based upon their respective Preferred Percentages, net of (i) any obligations incurred by the Representative in connection with the performance of its duties under this Agreement, including obligations, if any, to the Purchaser pursuant to Sections 1.09, 1.10 or 8.02 and (ii) expenses of the Representative set off and deducted in accordance with Section 10.01(e).

10.02       Disclosure Generally.  All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement.  All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including the applicable Disclosure Schedules (but in all cases, subject to the introductory paragraph of Article IV).

10.03       Provision Respecting Legal Representation.  It is acknowledged by each of the parties hereto that each of the Company, NPC LLC and the Representative have retained Kirkland & Ellis LLP (“K&E”) to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest or any other purposes as a result thereof.  The Purchaser, the Company and the Representative hereby agree that, in the event that a dispute arises after the Closing between the Purchaser and/or the Company, on the one hand, and the Representative, NPC LLC or their respective Affiliates, on the other hand, K&E may represent the Representative,  NPC LLC and/or such Affiliates in such dispute even though the interests of the Representative,  NPC LLC and/or such Affiliates may be directly adverse to the Purchaser, the Company or any of its Subsidiaries, and even though K&E may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser, the Company or any of their Subsidiaries.  The Purchaser further agrees that, as to all communications among K&E, the Company, any of its

Subsidiaries, the Representative, NPC LLC and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Representative and may be controlled by the Representative and shall not pass to or be claimed by the Purchaser, the Company or any of their Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of the Representative.

10.04       Tax Matters.

(a)   Responsibility for Filing Tax Returns.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date.  Each such Tax Return shall be prepared and filed in a manner consistent with past practice, except as otherwise required by applicable Law.  At least fifteen (15) days prior to the date on which each such Tax Return is filed, the Purchaser shall submit such Tax Return to the Representative for the Representative’s review and approval, which approval may not be unreasonably withheld.

(b)   Amendment of Tax Returns.  Without the prior written consent of the Representative, or unless otherwise required to do so by applicable Law, the Purchaser will not (i) except for Tax Returns that are filed pursuant to Section 10.04(a), file or amend or permit any of the Company or any of its Subsidiaries to file or amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) with respect to Tax Returns filed pursuant to Section 10.04(a), after the date such Tax Returns are filed pursuant to Section 10.04(a), amend or permit any of the Company or any of its Subsidiaries to amend any such Tax Return or (iii) extend or waive, or cause to be extended or waived, or permit the Company or any of its Subsidiaries or extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period.

10.05       Transfer Taxes(a) .  All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, shall be paid equally by Purchaser and the Company and, to the extent so paid by the Company, shall constitute a Transaction Expense; provided, however, that 100% of any Transfer Taxes incurred in connection with the Contribution shall be a Transaction Expense.

ARTICLE XI

DEFINITIONS

11.01       Definitions.   For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Additional Merger Consideration” means, as of any date of determination, without duplication, the sum of:  (i) the portion of the Escrow Amount paid or payable to the Preferred Stockholders pursuant to this Agreement and the Escrow Agreement, plus (ii) any Purchase Price Adjustments arising under Section 1.10 payable to the Preferred Stockholders, plus (iii) any other consideration paid or payable to the Preferred Stockholders pursuant to this Agreement (other than the Closing Residual Cash Consideration).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Base Consideration” means $623,000,000.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by Law to be closed in Chicago, Illinois or New York, New York.

“Card Association” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, Diners Club, Voyager, Carte Blanche and any other material card association, debit card network or similar entity with whom the Company and/or any of its Subsidiaries may directly or indirectly have a sponsorship agreement.

“Cash” means, with respect to the Company and its Subsidiaries, as of the close of business on the day prior to the Closing Date:

(i)  if the day prior to the Closing Date is a date during the period beginning on or after the FNBO Payment Date and prior to, but not on, the Residuals Payment Date (such period, the “FNBO Cash Period”), all cash and cash equivalents plus checks deposited but not yet cleared and net of issued but uncleared checks and drafts issued held by the Company or any of its Subsidiaries as of the close of business on the day prior to the Closing Date (other than fiduciary funds) minus $10,000,000; or

(ii)  if the day prior to the Closing Date is a date outside of the FNBO Cash Period, all cash and cash equivalents plus checks deposited but not yet cleared and net of issued but uncleared checks and drafts issued held by the Company or any of its Subsidiaries as of the close of business on the day prior to the Closing Date (other than fiduciary funds).

“Closing Residual Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital Amount, minus (v) the Escrow Amount, plus (vi) the amount of Estimated Cash, minus (vii) the amount of the Common Stock Merger Consideration, minus (viii) the amount of the Estimated Transaction Expenses.

“Common Stockholder” means a holder of Company Common Stock.

“Company Common Stock” means the Company’s common stock, par value $.01 per share.

“Company Documents” means each of this Agreement and the Escrow Agreement.

“Company Note” means a demand promissory note issued by the Company to NPC LLC prior to the Closing in exchange for all of the outstanding capital stock of NPC MC, which note shall automatically become due and payable in full in cash at the Effective Time.

“Company Stock” means the Company Common Stock and the Preferred Stock.

“Dissenting Share” means any share of Company Common Stock held of record by any stockholder who or that has the right to exercise and has properly exercised his, her, or its appraisal rights in accordance with Section 262 of the Delaware Law; provided that such shares shall remain Dissenting Shares only for as long as such stockholder has not failed to perfect, or has not otherwise waived, withdrawn or lost, his, her or its appraisal rights under Section 262 of the Delaware Law.

“Final Residual Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.09, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.09 is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.09 is less than the Target Net Working Capital Amount, minus (v) the Escrow Amount, plus (vi) the amount of Cash as finally determined pursuant to Section 1.09, minus (vii) the amount of Common Stock Merger Consideration, minus (viii) the amount of the Transaction Expenses as finally determined pursuant to Section 1.09.

“FNBO Payment Date” means, for any calendar month, the date during such calendar month on which First National Bank of Omaha deposits the revenue for the previous month’s billed processing into a bank account of the Company or its one of its Subsidiaries.

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indebtedness” means, as of any particular time with respect to the Company, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by notes (including the Company Note), debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable; (ii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but, in each case, excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business) (other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations under leases required to be capitalized in accordance with GAAP; (iv) all obligations for the reimbursement of any obligor on any drawn letter of credit; (v) all obligations under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (vii) all obligations of the type referred to in clauses (i) through (vi) secured by any Lien (excluding Permitted Liens) on any property or asset of the Company or any of its Subsidiaries; and (viii) the amount of the “Other Long-Term Liabilities” line item on the Company’s Latest Balance Sheet (as determined on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Financial Statements) (the amount set forth in Uclause (viii)U is referred to as the “UOLTL Reserve AmountU”).  For the avoidance of doubt, Indebtedness shall include the unpaid principal amount of, and accrued interest on, the Company Note.  For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the close of business on the day prior to the Closing Date.

“Industry” means the merchant acquirer and payment card processing industry in which the Company or any Subsidiary of the Company operates its business, including (i) electronic card and check processing and settlement, (ii) merchant underwriting, boarding, setup and training, (iii) bankcard association and industry data security standard validation and compliance, (iv) point-of-sale equipment sale, leasing, deployment, software and support, (v) risk management, chargeback and dispute resolution services, (vi) customer service and technical support and management; (vii) delivery of ancillary payment products and solutions, (viii) Independent Sales Organizations (ISOs), direct sale, alliance partners sales support and residual payment platforms; and (ix) related support and assistance (e.g. reporting, etc.).

“Intellectual Property” means all patents (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, service mark, trade name, business name, brand name, Internet domain names, copyright, copyright registration, design, design registration, trade secrets, confidential information or other intellectual property rights or any right to any of the foregoing.

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any court or Governmental Entity.

“Legal Proceeding” means any judicial, administrative, investigative or arbitral actions, suits, claims, audits, inquiries or proceedings (public or private) by or before a Governmental Entity.

“Liens” means liens, security interests, charges, encumbrances, pledges, mortgages and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means (a) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (b) a material adverse effect on the ability of the Company to consummate the Merger; provided, however, that, for purposes of clause (a) above, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or consummation of the transactions contemplated by this Agreement; (ii) conditions affecting the Industry, except to the extent that the Company or any of the Company’s Subsidiaries is disproportionately affected relative to the other participants in the Industry; (iii) the taking of any action required by this Agreement; (iv) conditions affecting the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (v) any change in, or proposed or potential change in, applicable Laws or card association rules or regulations or the interpretation of any of the foregoing, except to the extent that the Company or any of the Company’s Subsidiaries is disproportionately affected relative to the other participants in the Industry; (vi) any change in GAAP or other accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (vii) the failure of the Company or any Subsidiary of the Company to meet or achieve the results set forth in any projection or forecast (provided that clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism or (ix) any of the matters disclosed on the Taxes Schedule, the Litigation Schedule, the Compliance with Laws Schedule, the Employee Schedule or the Merchants, Merchant Originators and Vendors Schedule except to the extent of adverse changes or developments occurring after the date hereof that are not reasonably foreseeable.

“Merchant” means any customer for whom the Company or any of its Subsidiaries, directly or indirectly, provides or arranges to provide payment processing services.

“Merchant Originator” means any Person other than the Company or a Subsidiary of the Company that is an independent sales organization, referral partner or other source of merchant processing contracts.

“Merger Consideration” means, collectively, the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

“Net Working Capital” means (i) all current assets (excluding Cash and income tax assets) of the Company and its Subsidiaries as of the NWC Reference Time, minus (ii) all current liabilities (excluding Indebtedness, income tax liabilities and Transaction Expenses) of the Company and its Subsidiaries as of the NWC Reference Time.  Exhibit D attached hereto sets forth an example of the calculation of the Net Working Capital as of the date of the Latest Balance Sheet.

“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, lenders or other financing sources, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“NWC Reference Time” means the close of business on the last day of the calendar month prior to the calendar month in which the Closing occurs.

“Options” means all options to acquire shares of Company Common Stock which are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or as a result of an action of the Company’s board of directors)) and issued and outstanding as of immediately prior to the Effective Time (excluding any options to acquire Company Common Stock that terminate prior to the Effective Time (whether pursuant to the terms of such options, as a result of an action of the Company’s board of directors or otherwise)).

“ordinary course” and “ordinary course of business” mean the ordinary and regular course of the business of the Company and its Subsidiaries, consistent with past practice.

“OLTL Reserve Amount” has the meaning set forth in the definition of Indebtedness.

“Permitted Liens” means (i) statutory liens for current Taxes or other Governmental Entity charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real

Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; (v) public roads and highways; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) liens arising in connection with sales of foreign receivables; (vii) liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money liens and liens securing rental payments under capital lease arrangements; (x) nonexclusive licenses of Intellectual Property granted in the ordinary course of business and (xi) liens, the existence of which would not reasonably be expected to be material.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Preferred Percentage” means with respect to a Preferred Stockholder, the amount expressed as a percentage equal to (x) the aggregate Liquidation Value (as such term is defined in the Company’s certificate of incorporation) of all shares of Preferred Stock held by such holder, together with the accrued and unpaid dividends thereon (determined in accordance with the Company’s certificate of incorporation) through the Closing Date, divided by (y) the aggregate Liquidation Value (as such term is defined in the Company’s certificate of incorporation) of all shares of Preferred Stock held by all Preferred Stockholders, together with the accrued and unpaid dividends thereon (determined in accordance with the Company’s certificate of incorporation) through the Closing Date.  As a group, the Preferred Percentages of all holders of Preferred Stock will be equal to 100%.

“Preferred Stock” means any share of the Company’s Class A Preferred Stock, par value $0.01 per share.

“Preferred Stockholder” means a holder of Preferred Stock.

“Purchaser Documents” means each of this Agreement and the Escrow Agreement.

“Required Information” means (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three (3) most recently completed fiscal years of the Company ended at least ninety (90) days before the Closing Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal quarter ended June 30, 2010 and, only in the case of a Marketing Period that first commences on or after November 15, 2010, unaudited consolidated balance sheets and related statements of income and cash flows of the Company for the fiscal quarter ended September 30, 2010, and (c) either (i) completed confidential information memoranda relating to the Debt Financing (including authorization letters with respect thereto) suitable upon printing for use in a customary syndication of bank financing, with all the information required under subsections (a) and (b) above, for use in the syndication of the Debt Financing (whether prepared and delivered by the Company, the Purchaser or a third party) or (ii) such information required under subsections (a) and (b) above together with all other information relating to the Company to the extent reasonably requested by the lead arrangers of the Debt Financing to assist in the preparation of confidential information memoranda in the form customary for syndicated credit facilities (including authorization letters with respect thereto).

“Residuals Payment Date” means, for any calendar month, the date during such calendar month on which the Company or its Subsidiaries pays the residuals for the previous month’s activities to their Independent Sales Organizations (ISOs).

“Reverse Termination Fee” means $40,000,000.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stockholder” means a Common Stockholder or a Preferred Stockholder.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital Amount” means negative $4,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, ad valorem, real property, special assessment, personal property, charges, fees, imports, levies or other assessments, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement, assumption, transferee or successor liability, or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information or attachments thereto and any amendment thereto) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means, collectively, all designs, formulas, algorithms, techniques, ideas, know-how, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Transaction Expenses” shall mean all fees and expenses payable in connection with the transactions contemplated by this Agreement by the Company or its Subsidiaries or the Stockholders that are incurred at or prior to the Closing and that remain unpaid as of the Closing, including (i) any transaction bonuses, severance payments or other employee related change of control payments owing by the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement (other than those portions attributable to triggering events other than the Closing), in each case, that are incurred at or prior to the Closing and that remain unpaid as of the Closing, (ii) Transfer Taxes payable by the Company pursuant to Section 10.05, and (iii) those expenses set forth on the Transaction Expenses Schedule attached hereto (which Schedule may be revised and/or updated from time to time by the Representative prior to the Closing).

11.02       Other Definitional Provisions.

(a)           NPC MC Deemed Subsidiary.  For purposes of this Agreement, NPC MC shall be deemed to be a Subsidiary of the Company on the date hereof and on the Closing Date.

(b)           Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(c)           Successor Laws.  Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

11.03       Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Affiliated Persons	4.17
Agreement	Preface
Certificate of Merger	1.01(b)
Claiming Party	12.13
Closing	2.01
Closing Balance Sheet	1.09
Closing Date	2.01
Closing Transactions	2.02
Code	4.08(f)
Common Stock Merger Consideration	1.02(a)
Company	Preface
Company 401(k) Plan	7.04
Company Employee Plans	4.12(a)
Company Intellectual Property	4.10(a)
Company’s knowledge	12.03
Confidentiality Agreement Contribution	6.02 Preface
Debt Financing	5.08(a)
Debt Financing Commitments	5.08(a)
Deductible	8.02(a)
Defending Party	12.13
Delaware Law	Preface
Dispute Resolution Arbiter	1.09
Disclosure Schedules	Article IV
Effective Time	1.01(b)
Enforcement Costs	12.13
Environmental and Safety Requirements	4.16(a)
ERISA	4.12(a)
Escrow Agent	2.02(f)
Escrow Agreement	2.02(f)
Escrow Amount	2.02(g)
Estimated Cash	1.08
Estimated Indebtedness	1.08
Estimated Net Working Capital	1.08
Estimated Transaction Expenses	1.08
Financial Statements	4.05
Fundamental Representations	8.01
Indemnified Parties	8.03
Indemnitee	8.05
Indemnitor	8.05
Indemnity Escrow Amount	2.02(g)
Information Memorandum	8.07

Term	Section No.

K&E	10.03
knowledge of the Company	12.03
Latest Balance Sheet	4.05
Leased Real Property	4.07(b)
Lender Related Parties	9.03(b)
Losses	8.02(a)
Letter of Transmittal	1.03(a)
Marketing Period	2.01
Merger	1.01(a)
Merger Sub	Preface
New Debt Financing	7.08
New Debt Financing Commitment New Facts	7.08 6.06
Non-Compete Agreement	Preface
NPC LLC	Preface
NPC MC	Preface
Objections Statement	1.09
Outside Date	9.01(e)
Permits	4.15
Pre-Closing Deductible	6.06
Pre-Closing Tax Period	10.04(b)
Preferred Stock Merger Consideration	1.02(b)
Preliminary Statement	1.09
Proceeding	12.13
Purchase Price Adjustment Escrow Amount	2.02(f)
Purchaser	Preface
Purchaser 401(k) Plan	7.04
Purchaser Balance Sheet	5.11
Purchaser’s Representatives	6.02
Representative	Preface
Schedule shortfall	Article IV 4.08(n)
Specified Persons	9.03(b)
Specified Purchaser Financing Covenants	7.08
Stockholder Approval	Preface
Survival Period Termination Date	8.01
Surviving Corporation	1.01(a)
Tax Benefit	8.06
Top Merchant Originators	4.20(a)
Top Merchants	4.20(a)
Top Vendors	4.20(a)
Transfer Taxes	10.05
Updated Disclosure Schedules	6.06

ARTICLE XII

MISCELLANEOUS

12.01       Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Representative, unless required by law (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

12.02       Expenses. Except as otherwise expressly provided herein, the Stockholders, on the one hand, and the Purchaser and Merger Sub, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Stockholders shall bear all Transaction Expenses of the Company, which the Purchaser shall pay on behalf of the Stockholders and/or the Company as provided in Section 2.02(k).

12.03       Knowledge Defined.  For purposes of this Agreement, the “UCompany’s knowledgeU” and “Uknowledge of the CompanyU” as used herein shall mean the actual knowledge of Thomas A. Wimsett, Steve Stevenson, Jim Oberman, Mark Schatz, Joe Natoli, Kyle Howat, Blair Sanders and Kathleen Clark.

12.04       Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser

and/or the Merger Sub:

Fifth Third Processing Solutions, LLC

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, OH 45263

Attention:	Charles Drucker
Adam Coyle
Facsimile:	(513) 534-3587

with a copy (which shall not constitute notice) to:

Weil, Gotshal and Manges, LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Attention:	Marilyn French
Facsimile:	(617) 772-8333

Notices to the Representative:

National Processing Holdings, LLC

c/o GTCR Fund VIII, L.P.

300 North LaSalle, Suite 5600

Chicago, Illinois  60654

Attn: Collin E. Roche

Facsimile No.:  (312) 382-2201

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:	Stephen L. Ritchie, P.C.
Mark A. Fennell, P.C.
Facsimile: (312) 862-2200

Notices to the Company:

NPC Group, Inc.

5100 Interchange Way

Louisville, KY 40229

Attention:  Thomas Wimsett

with copies before the Closing (which shall not constitute notice) to:

GTCR Fund VIII, L.P.

300 North LaSalle, Suite 5600

Chicago, Illinois  60654

Attn:	Collin E. Roche
Facsimile No.: (312) 382-2201

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:	Stephen L. Ritchie, P.C.
Mark A. Fennell, P.C.
Facsimile: (312) 862-2200

12.05       Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Merger Sub without the prior written consent of the Company and the Representative; provided that the Purchaser and the Merger Sub may collaterally assign their rights hereunder to their lenders and other financing sources, in which case the Purchaser and the Merger Sub shall remain fully responsible for the performance of all of their obligations hereunder.

12.06       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07       References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.08       Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or  lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).  For purposes of this Agreement, if the Company or a Person acting on its behalf posts and provides unrestricted access to each of the Purchaser, its legal counsel and its accounting and Tax advisors a document to the online data room hosted on behalf of the Company and located at https://datasite.merrillcorp.com, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company, but shall not be considered disclosed on a Disclosure Schedule unless expressly set forth on such Disclosure Schedule.

12.09       Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules (except as contemplated by Section 6.06) or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10       Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.11       Third-Party Beneficiaries.  Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Stockholders; provided that only the Representative shall have the right (on behalf of and for the benefit of the Stockholders) to enforce any rights of the Stockholders under this Agreement.  Section 7.03 shall be enforceable by the current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and his or her heirs and representatives.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Stockholders any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  Each Lender Related Party is intended to be, and shall be, a third party beneficiary of, and shall be entitled to enforce, the agreements contained in this Section 12.11 and in Sections 9.03(b) and 12.21, and (b) each Non-Recourse Party is intended to be, and shall be, a third party beneficiary of, and shall be entitled to enforce, the agreements contained in Section 12.19.

12.12       Waiver of Trial by Jury.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.13       Prevailing Party.  In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement, other than pursuant to Section 1.09, against another party hereto (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding (“Enforcement Costs”) shall be reimbursed by the Claiming Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis.  For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped or voluntarily dismissed, and/or (ii) the Defending Party defeats any such claim(s).  This Section 12.13 shall survive the termination of this Agreement and be the sole and exclusive right of any party to Enforcement Costs (and Losses under Sections 8.02 and 8.03 shall not include Enforcement Costs).

12.14       Purchaser Deliveries.  The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s Representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

12.15       Delivery by Facsimile.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

12.16       Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.17       Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement (and all claims, controversies and causes of action related hereto, or arising in connection herewith, whether in contract, tort or otherwise) and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.18       Jurisdiction.  Except as otherwise expressly provided in this Agreement (including, without limitation, as set forth in Section 12.21), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.04 shall be deemed effective service of process on such party.

12.19       No Recourse.  Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.  The Non-Recourse Parties shall be third party beneficiaries of this Section 12.19.

12.20       Specific Performance.

(a)           Subject to the limitations set forth in Sections 12.20(b) and (d), each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of an actual or threatened breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that, prior to the termination of this Agreement in accordance with Article IX, the non-breaching party shall have the right, (x) in the case of the Purchaser and Merger Sub, in addition to any other rights and remedies existing in their favor under this Agreement (but subject to the limitations set forth herein), at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security) and, (y) in the case of the Company, in addition to any other rights and remedies existing in its favor under this Agreement (but subject to the limitations set forth herein), to enforce their rights and the other party’s obligations hereunder by an action or actions for specific performance to the extent expressly permitted in Sections 12.20(b) and (d).

(b)           Subject to Section 9.03, it is explicitly agreed that the Company shall be entitled to seek specific performance of (i) the Purchaser’s and the Merger Sub’s performance of the Specified Purchaser Financing Covenants, and (ii) the Purchaser’s and the Merger Sub’s obligation to consummate the Merger, in the case of clause (ii) only in the event that (A) the Purchaser and the Merger Sub are required to complete the Closing pursuant to Section 3.01, (B) the Debt Financing (or any alternative financing) has been funded or is available to be funded at the Closing on the terms set forth in the Debt Financing Commitments  (or any alternative financing) if the Purchaser funds any remaining cash portion of the Merger Consideration contemplated to be funded by this Agreement and the Debt Financing Commitments (or any alternative financing), (C) the Purchaser and the Merger Sub fail to complete the Closing in accordance with Article II, and (D) the Company has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing is funded, then the Closing will occur promptly after a timely grant of specific performance.  If a court of competent jurisdiction has declined to specifically enforce the obligations of the Purchaser and the Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against the Purchaser and the Merger Sub pursuant to this Section 12.20(b) but the standards set forth in this Section 12.20(b) for the Company’s entitlement to specific performance have been met and would otherwise entitle the Company to seek specific performance, then the Company shall be entitled to, and the Purchaser and the Merger Sub shall pay to the Company (or as directed by the Company), the Reverse Termination Fee (which shall be the sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby (other than for the Specified Obligations and for fraud)) as promptly as reasonably practicable within two (2) Business Days of such court’s determination, payable by wire transfer of same day funds.

(c)           Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Section 12.20 on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)           Notwithstanding anything to the contrary in this Agreement, except as and to the extent expressly permitted by Section 12.20(b), the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Purchaser and the Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies (other than the Specified Obligations) with respect to any such breach shall be the remedies set forth in Article VIII.

(e)           To the extent any party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.

12.21       Lender Party Arrangements.  Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees (a) that any claim, cross-claim, suit, action or proceeding or any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Lender Related Parties arising out of or relating to this Agreement or the transactions contemplated hereby, the transactions contemplated by the Debt Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts other than a state or federal court sitting in the Borough of Manhattan within the City of New York, and (c) to irrevocably waive all right to a trial by jury in any such claim, suit, action or proceeding.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Company
NPC GROUP, INC.

By:	/s/ Thomas A. Wimsett
Name:	Thomas A. Wimsett
Title:	President and Chief Executive Officer

Purchaser
FIFTH THIRD PROCESSING SOLUTIONS, LLC

By:	/s/ Charles Drucker
Name:	Charles Drucker
Title:	Chief Executive Officer and President

Merger Sub
FTPS-BG ACQUISITION CORP.

By:	/s/ Charles Drucker
Name:	Charles Drucker
Title:	Chief Executive Officer and President

Representative
NATIONAL PROCESSING HOLDINGS, LLC,
solely in its capacity as the Representative

By:	/s/ Thomas A. Wimsett
Name:	Thomas A. Wimsett
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER